Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Hovnanian Enterprises, Inc.

We have audited the accompanying consolidated balance sheets of Hovnanian Enterprises, Inc. and subsidiaries (the "Company") as of October 31, 2011 and 2010, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended October 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hovnanian Enterprises, Inc. and subsidiaries as of October 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of October 31, 2011, based on the criteria established in Internal Control—Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 30, 2011, expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/DELOITTE & TOUCHE LLP

Parsippany, NJ
December 30, 2011
(September 18, 2012 as to Note 22)

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands)	October 31, 2011	October 31, 2010
ASSETS
Homebuilding:
Cash and cash equivalents	$244,356	$359,124
Restricted cash (Note 6)	73,539	108,983
Inventories (Note 14):
Sold and unsold homes and lots under development	720,149	591,729
Land and land options held for future development or sale	245,529	348,474
Consolidated inventory not owned:
Specific performance options	2,434	21,065
Variable interest entities (Note 19)	-	32,710
Other options	-	7,962
Total consolidated inventory not owned	2,434	61,737
Total inventories	968,112	1,001,940
Investments in and advances to unconsolidated joint ventures (Note 20)	57,826	38,000
Receivables, deposits, and notes	52,277	61,023
Property, plant, and equipment - net (Note 5)	53,266	62,767
Prepaid expenses and other assets	67,698	83,928
Total homebuilding	1,517,074	1,715,765
Financial services:
Cash and cash equivalents	6,384	8,056
Restricted cash (Note 6)	4,079	4,022
Mortgage loans held for sale (Note 7)	72,172	86,326
Other assets	2,471	3,391
Total financial services	85,106	101,795
Total assets	$1,602,180	$1,817,560

See notes to consolidated financial statements.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)	October 31, 2011	October 31, 2010
LIABILITIES AND EQUITY
Homebuilding:
Nonrecourse land mortgages (Note 8)	$26,121	$4,313
Accounts payable and other liabilities	303,633	319,749
Customers’ deposits (Note 6)	16,670	9,520
Nonrecourse mortgages secured by operating properties (Note 8)	19,748	20,657
Liabilities from inventory not owned (Note 19)	2,434	53,249
Total homebuilding	368,606	407,488
Financial services:
Accounts payable and other liabilities	14,517	16,142
Mortgage warehouse line of credit (Notes 7 and 8)	49,729	73,643
Total financial services	64,246	89,785
Notes payable:
Senior secured notes (Note 9)	786,585	784,592
Senior notes (Note 9)	802,862	711,585
Senior subordinated notes (Note 9)	-	120,170
TEU senior subordinated amortizing notes (Note 10)	13,323	-
Accrued interest (Notes 8 and 9)	21,331	23,968
Total notes payable	1,624,101	1,640,315
Income taxes payable (Note 13)	41,829	17,910
Total liabilities	2,098,782	2,155,498
Equity:
Hovnanian Enterprises, Inc. stockholders' equity deficit:
Preferred stock, $.01 par value - authorized 100,000 shares; issued 5,600 shares with a liquidation preference of $140,000, at October 31, 2011 and 2010	135,299	135,299
Common stock, Class A, $.01 par value - authorized 200,000,000 shares; issued 92,141,492 shares at October 31, 2011 and, 74,809,683 shares at October 31, 2010 (including 11,694,720 shares at October 31, 2011 and 2010 held in Treasury)	921	748
Common stock, Class B, $.01 par value (convertible to Class A at time of sale) - authorized 30,000,000 shares; issued 15,252,212 shares at October 31, 2011 and 15,256,543 shares at October 31, 2010 (including 691,748 shares at October 31, 2011 and 2010 held in Treasury)	153	153
Paid in capital - common stock	591,696	463,908
Accumulated deficit	(1,109,506)	(823,419)
Treasury stock - at cost	(115,257)	(115,257)
Total Hovnanian Enterprises, Inc. stockholders' equity deficit	(496,694)	(338,568)
Noncontrolling interest in consolidated joint ventures	92	630
Total equity deficit	(496,602)	(337,938)
Total liabilities and equity	$1,602,180	$1,817,560

See notes to consolidated financial statements.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
(In thousands except per share data)	October 31, 2011	October 31, 2010	October 31, 2009
Revenues:
Homebuilding:
Sale of homes	$1,072,474	$1,327,499	$1,522,469
Land sales and other revenues	32,952	12,370	38,271
Total homebuilding	1,105,426	1,339,869	1,560,740
Financial services	29,481	31,973	35,550
Total revenues	1,134,907	1,371,842	1,596,290
Expenses:
Homebuilding:
Cost of sales, excluding interest	913,901	1,104,049	1,398,087
Cost of sales interest	74,676	84,440	105,814
Inventory impairment loss and land option write-offs (Note 14)	101,749	135,699	659,475
Total cost of sales	1,090,326	1,324,188	2,163,376
Selling, general and administrative	161,456	178,331	239,606
Total homebuilding expenses	1,251,782	1,502,519	2,402,982
Financial services	21,371	23,074	29,295
Corporate general and administrative	49,938	59,900	81,980
Other interest	97,169	97,919	94,655
Other operations	4,805	9,715	23,541
Total expenses	1,425,065	1,693,127	2,632,453
Gain on extinguishment of debt (Note 9)	7,528	25,047	410,185
(Loss) income from unconsolidated joint ventures (Note 20)	(8,958)	956	(46,041)
Loss before income taxes	(291,588)	(295,282)	(672,019)
State and federal income tax (benefit) provision (Note 13):
State	(3,924)	(6,536)	25,287
Federal	(1,577)	(291,334)	19,406
Total income taxes	(5,501)	(297,870)	44,693
Net (loss) income	$(286,087)	$2,588	$(716,712)
Per share data:
Basic:
(Loss) income per common share	$(2.85)	$0.03	$(9.16)
Weighted-average number of common shares outstanding	100,444	78,691	78,238
Assuming dilution:
(Loss) income per common share	$(2.85)	$0.03	$(9.16)
Weighted-average number of common shares outstanding	100,444	79,683	78,238

See notes to consolidated financial statements.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY

	A Common Stock		B Common Stock		Preferred Stock
(Dollars In thousands)	Shares Issued and Outstanding	Amount	Shares Issued and Outstanding	Amount	Shares Issued and Outstanding	Amount	Paid-In Capital	Accumulated Deficit	Treasury Stock	Non Controlling Interest	Total
Balance, November 1, 2008	62,109,159	$738	14,639,746	$153	5,600	$135,299	$418,626	$(109,295)	$(115,257)	$976	$331,240
Stock options, amortization and issuances							5,030				5,030
Stock option cancellations							15,687				15,687
Restricted stock amortization, issuances and forfeitures	506,640	6					16,127				16,133
Conversion of Class B to Class A common stock	66,427		(66,427)
Noncontrolling interest in consolidated joint ventures										(246)	(246)
Net loss								(716,712)			(716,712)
Balance, November 1, 2009	62,682,226	744	14,573,319	153	5,600	135,299	455,470	(826,007)	(115,257)	730	(348,868)
Stock options, amortization and issuances	152,590	1					5,094				5,095
Restricted stock amortization, issuances and forfeitures	271,623	3					3,344				3,347
Conversion of Class B to Class A common stock	8,524		(8,524)
Noncontrolling interest in consolidated joint ventures										(100)	(100)
Net income								2,588			2,588
Balance, November 1, 2010	63,114,963	748	14,564,795	153	5,600	135,299	463,908	(823,419)	(115,257)	630	(337,938)
Stock options, amortization and issuances							4,377				4,377
Restricted stock amortization, issuances and forfeitures	414,320	4					589				593
Stock Issuance February 14, 2011 offering	13,512,500	135					54,764				54,899
Issuance of prepaid common stock purchase contracts							68,092				68,092
Settlement of prepaid common stock purchase contracts	3,400,658	34					(34)
Conversion of Class B to Class A common stock	4,331		(4,331)

Noncontrolling interest in consolidated joint ventures										(538)	(538)
Net loss								(286,087)			(286,087)
Balance, October 31, 2011	80,446,772	$921	14,560,464	$153	5,600	$135,299	$591,696	$(1,109,506)	$(115,257)	$92	$(496,602)

See notes to consolidated financial statements.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(In thousands)	October 31, 2011	October 31, 2010	October 31, 2009
Cash flows from operating activities:
Net (loss) income	$(286,087)	$2,588	$(716,712)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	9,340	12,576	18,527
Compensation from stock options and awards	6,219	8,706	13,218
Stock option cancellations	-	-	15,687
Amortization of bond discounts and deferred financing costs	6,047	5,051	15,479
(Gain) loss on sale and retirement of property and assets	(266)	(69)	487
Loss (income) from unconsolidated joint ventures	8,958	(956)	46,041
Distributions of earnings from unconsolidated joint ventures	1,583	2,251	4,093
Gain on extinguishment of debt	(7,528)	(25,047)	(410,185)
Inventory impairment and land option write-offs	101,749	135,699	659,475
Decrease (increase) in assets:
Mortgage notes receivable	14,154	(16,780)	21,056
Restricted cash, receivables, prepaids, deposits, and other assets	59,686	40,400	(74,293)
Inventories	(88,385)	(27,726)	354,676
State and federal income tax assets	-	-	126,826
Increase (decrease) in liabilities:
State and federal income tax liabilities	23,919	(44,444)	62,354
Customers’ deposits	7,150	(9,291)	(9,865)
Accounts payable, accrued interest and other accrued liabilities	(63,954)	(50,471)	(156,592)
Net cash (used in) provided by operating activities	(207,415)	32,487	(29,728)
Cash flows from investing activities:
Proceeds from sale of property and assets	1,341	474	1,069
Purchase of property, equipment, and other fixed assets and acquisitions	(826)	(2,456)	(750)
Investment in and advances to unconsolidated joint ventures	(4,071)	(5,262)	(32,185)
Distributions of capital from unconsolidated joint ventures	4,751	7,228	11,959
Net cash provided by (used in) investing activities	1,195	(16)	(19,907)
Cash flows from financing activities:
Proceeds from mortgages and notes	16,614	9,125	-
Payments related to mortgages and notes	(14,247)	(5,662)	(2,368)
Net proceeds from Senior Notes	151,220	-	-
Net proceeds from Senior Secured Notes	12,660	-	752,046
Net proceeds from TEU issuance	83,707	-	-
Net proceeds from Common Stock issuance	54,899	-	-
Net (payments) proceeds related to mortgage warehouse lines of credit	(23,914)	17,786	(28,934)
Deferred financing cost from note issuances	(5,396)	(1,656)	-
Principal payments and debt repurchases	(185,763)	(111,576)	(1,092,473)
Net cash provided by (used in) financing activities	89,780	(91,983)	(371,729)
Net decrease in cash and cash equivalents	(116,440)	(59,512)	(421,364)
Cash and cash equivalents balance, beginning of year	367,180	426,692	848,056
Cash and cash equivalents balance, end of year	$250,740	$367,180	$426,692
Supplemental disclosures of cash flows:
Cash received during the year for:
Income taxes	$(28,008)	$(253,425)	$(145,443)

Supplemental disclosure of noncash investing activities:

In 2009, the Company issued $29.3 million of 18.0% Senior Secured Notes due 2017 in exchange for $71.4 million of unsecured senior notes.

In the first quarter of fiscal 2011, our partner in a land development joint venture transferred its interest in the venture to us.  The consolidation resulted in increases in inventory and non-recourse land mortgages of $9.5 million and $18.5 million, respectively, and a decrease in other liabilities of $9.0 million.

See notes to consolidated financial statements.

HOVNANIAN ENTERPRISES, INC.
Notes to Consolidated Financial Statements

1. Basis of Presentation

Basis of Presentation - The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and include our accounts and those of all wholly-owned subsidiaries, and variable interest entities in which we are deemed to be the primary beneficiary, after elimination of all significant intercompany balances and transactions.  Our fiscal year ends October 31.

2. Business

Our operations consist of homebuilding, financial services, and corporate. Our homebuilding operations are made up of six reportable segments defined as Northeast, Mid-Atlantic, Midwest, Southeast, Southwest, and West. Homebuilding operations comprise the substantial part of our business, with approximately 97% of consolidated revenues for the years ended October 31, 2011, 2010, and 2009. We are a Delaware corporation, currently building and selling homes in 192 consolidated new home communities in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C., and West Virginia. We offer a wide variety of homes that are designed to appeal to first-time buyers, first and second-time move-up buyers, luxury buyers, active adult buyers, and empty nesters. Our financial services operations, which are a reportable segment, provide mortgage banking and title services to the homebuilding operations’ customers. We do not retain or service the mortgages that we originate but rather sell the mortgages and related servicing rights to investors. Corporate primarily includes the operations of our corporate office whose primary purpose is to provide executive services, accounting, information services, human resources, management reporting, training, cash management, internal audit, risk management, and administration of process redesign, quality, and safety.

See Note 11 “Operating and Reporting Segments” for further disclosure of our reportable segments.

3. Summary of Significant Accounting Policies

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and these differences could have a significant impact on the financial statements.

Income Recognition from Home and Land Sales - We are primarily engaged in the development, construction, marketing and sale of residential single-family and multi-family homes where the planned construction cycle is less than 12 months. For these homes, in accordance with ASC 360-20, “Property, Plant and Equipment - Real Estate Sales”, revenue is recognized when title is conveyed to the buyer, adequate initial and continuing investments have been received and there is no continued involvement. In situations where the buyer’s financing is originated by our mortgage subsidiary and the buyer has not made an adequate initial investment or continuing investment as prescribed by ASC 360-20, the profit on such sales is deferred until the sale of the related mortgage loan to a third-party investor has been completed.

Income Recognition from Mortgage Loans - Our Financial Services segment originates mortgages, primarily for our homebuilding customers. We use mandatory investor commitments and forward sales of mortgage-backed securities (MBS) to hedge our mortgage-related interest rate exposure on agency and government loans.

We elected the fair value option for our loans held for sale for mortgage loans originated subsequent to October 31, 2008 in accordance with ASC 825, “Financial Instruments”, which permits us to measure our loans held for sale at fair value. Management believes that the election of the fair value option for loans held for sale improves financial reporting by mitigating volatility in reported earnings caused by measuring the fair value of the loans and the derivative instruments used to economically hedge them without having to apply complex hedge accounting provisions. In addition, we recognize the fair value of our rights to service a mortgage loan as revenue upon entering into an interest rate lock loan commitment with a borrower. The fair value of these servicing rights is included in loans held for sale.  Fair value of the servicing rights is determined based on values in the Company’s servicing sales contracts.

Substantially all of the mortgage loans originated are sold within a short period of time in the secondary mortgage market on a servicing released, nonrecourse basis, although the Company remains liable for certain limited representations, such as fraud, and warranties related to loan sales.  Mortgage investors could seek to have us buy back loans or compensate them from losses incurred on mortgages we have sold based on claims that we breached our limited representations and warranties.  We believe there continues to be an industry-wide issue with the number of purchaser claims in which purchasers purport to have found inaccuracies related to the sellers’ representations and warranties in particular loan sale agreements.  To date, we have not made significant payments to the purchasers of our loans and we have established reserves for probable losses.  Included in mortgage loans held for sale at October 31, 2011 is $1.0 million of mortgage loans, which represent the fair value of loans that cannot currently be sold at reasonable terms in the secondary mortgage market.  These loans are serviced by a third party until such time that they can be liquidated via alternative mortgage markets, foreclosure or repayment.

Interest Income Recognition for Mortgage Loans Receivable and Recognition of Related Deferred Fees and Costs- Interest income is recognized as earned for each mortgage loan during the period from the loan closing date to the sale date when legal control passes to the buyer, and the sale price is collected. All fees related to the origination of mortgage loans and direct loan origination costs are expensed when incurred, given the short term holding period for our loans. These fees and costs include loan origination fees, loan discount, and salaries and wages.

Cash and Cash Equivalents - Cash and cash equivalents include cash deposited in checking accounts, overnight repurchase agreements, certificates of deposit, Treasury Bills and government money market funds with maturities of 90 days or less when purchased. Our cash balances are held at a few financial institutions and may, at times, exceed insurable amounts. We believe we mitigate this risk by depositing our cash in major financial institutions. At October 31, 2010, $317.1 million of the total cash and cash equivalents was in cash equivalents, the book value of which approximates fair value.  At October 31, 2011, we had no cash equivalents as the full balance of cash and cash equivalents was held as cash.

Fair Value of Financial Instruments - The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Our financial instruments consist of cash and cash equivalents, restricted cash, receivables, deposits and notes, accounts payable and other liabilities, customer deposits, mortgage loans held for sale, nonrecourse land and operating properties mortgages, mortgage warehouse line of credit, accrued interest, and the senior secured and senior notes payable and the 7.25% Tangible Equity Units. The fair value of the senior secured and senior notes payable and the 7.25% Tangible Equity Units is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities.

Inventories - Inventories consist of land, land development, home construction costs, capitalized interest, construction overhead and property taxes. Construction costs are accumulated during the period of construction and charged to cost of sales under specific identification methods. Land, land development, and common facility costs are allocated based on buildable acres to product types within each community, then charged to cost of sales equally based upon the number of homes to be constructed in each product type.

We record inventories in our consolidated balance sheets at cost unless the inventory is determined to be impaired, in which case the inventory is written down to its fair value. Our inventories consist of the following three components: (1) sold and unsold homes and lots under development, which includes all construction, land, capitalized interest, and land development costs related to started homes and land under development in our active communities; (2) land and land options held for future development or sale, which includes all costs related to land in our communities in planning or mothballed communities; and (3) consolidated inventory not owned, which includes all costs related to specific performance options, variable interest entities, and other options, which consists primarily of model homes financed with an investor and inventory related to structured lot options.

We have decided to mothball (or stop development on) certain communities where we determine the current performance does not justify further investment at this time. When we decide to mothball a community, the inventory is reclassified from "Sold and unsold homes and lots under development" to "Land and land options held for future development or sale". As of October 31, 2011, the book value of the 59 mothballed communities was $150.7 million, net of impairment charges of $498.8 million. We continually review communities to determine if mothballing is appropriate. During fiscal 2011, we mothballed eight communities, re-activated four and sold three communities which were previously mothballed communities.

The recoverability of inventories and other long-lived assets are assessed in accordance with the provisions of ASC 360-10, “Property, Plant and Equipment - Overall”.  ASC 360-10 requires long-lived assets, including inventories, held for development to be evaluated for impairment based on undiscounted future cash flows of the assets at the lowest level for which there are identifiable cash flows. As such, we evaluate inventories for impairment at the individual community level, the lowest level of discrete cash flows that we measure.

We evaluate inventories of communities under development and held for future development for impairment when indicators of potential impairment are present. Indicators of impairment include, but are not limited to, decreases in local housing market values, decreases in gross margins or sales absorption rates, decreases in net sales prices (base sales price net of sales incentives), or actual or projected operating or cash flow losses. The assessment of communities for indication of impairment is performed quarterly, primarily by completing detailed budgets for all of our communities and identifying those communities with a projected operating loss for any projected fiscal year or for the entire projected community life. For those communities with projected losses, we estimate the remaining undiscounted future cash flows and compare those to the carrying value of the community, to determine if the carrying value of the asset is recoverable.

The projected operating profits, losses, or cash flows of each community can be significantly impacted by our estimates of the following:

●	future base selling prices;

●	future home sales incentives;

●	future home construction and land development costs; and

●	future sales absorption pace and cancellation rates.

These estimates are dependent upon specific market conditions for each community. While we consider available information to determine what we believe to be our best estimates as of the end of a quarterly reporting period, these estimates are subject to change in future reporting periods as facts and circumstances change. Local market-specific conditions that may impact our estimates for a community include:

●
the intensity of competition within a market, including available home sales prices and home sales incentives offered by our competitors, including foreclosed homes where they have an impact on our ability to sell homes;

●	the current sales absorption pace for both our communities and competitor communities;

●	community-specific attributes, such as location, availability of lots in the market, desirability and uniqueness of our community, and the size and style of homes currently being offered;

●	potential for alternative product offerings to respond to local market conditions;

●	changes by management in the sales strategy of the community; and

●	current local market economic and demographic conditions and related trends and forecasts.

These and other local market-specific conditions that may be present are considered by management in preparing projection assumptions for each community. The sales objectives can differ between our communities, even within a given market. For example, facts and circumstances in a given community may lead us to price our homes with the objective of yielding a higher sales absorption pace, while facts and circumstances in another community may lead us to price our homes to minimize deterioration in our gross margins, although it may result in a slower sales absorption pace. In addition, the key assumptions included in our estimate of future undiscounted cash flows may be interrelated. For example, a decrease in estimated base sales price or an increase in homes sales incentives may result in a corresponding increase in sales absorption pace. Additionally, a decrease in the average sales price of homes to be sold and closed in future reporting periods for one community that has not been generating what management believes to be an adequate sales absorption pace may impact the estimated cash flow assumptions of a nearby community. Changes in our key assumptions, including estimated construction and development costs, absorption pace and selling strategies, could materially impact future cash flow and fair value estimates. Due to the number of possible scenarios that would result from various changes in these factors, we do not believe it is possible to develop a sensitivity analysis with a level of precision that would be meaningful to an investor.

If the undiscounted cash flows are more than the carrying amount of the community, then the carrying amount is recoverable, and no impairment adjustment is required. However, if the undiscounted cash flows are less than the carrying amount, then the community is deemed impaired and is written-down to its fair value. We determine the estimated fair value of each community by determining the present value of its estimated future cash flows at a discount rate commensurate with the risk of the respective community, or in limited circumstances, prices for land in recent comparable sale transactions, market analysis studies, which include the estimated price a willing buyer would pay for the land (other than in a forced liquidation sale), and recent bona fide offers received from outside third parties. Our discount rates used for all impairments recorded from October 31, 2006 to October 31, 2011 range from 13.5% to 20.3%. The estimated future cash flow assumptions are virtually the same for both our recoverability and fair value assessments. Should the estimates or expectations used in determining estimated cash flows or fair value, including discount rates, decrease or differ from current estimates in the future, we may be required to recognize additional impairments related to current and future communities. The impairment of a community is allocated to each lot on a relative fair value basis.

From time to time, we write off deposits and approval, engineering and capitalized interest costs when we determine that it is no longer probable that we will exercise options to buy land in specific locations or when we redesign communities and/or abandon certain engineering costs. In deciding not to exercise a land option, we take into consideration changes in market conditions, the timing of required land takedowns, the willingness of land sellers to modify terms of the land option contract (including timing of land takedowns), and the availability and best use of our capital, among other factors. The write-off is recorded in the period it is deemed probable that the optioned property will not be acquired. In certain instances, we have been able to recover deposits and other pre-acquisition costs that were previously written off. These recoveries have not been significant in comparison to the total costs written off.

Inventories held for sale, which are land parcels where we have decided not to build homes, represented $22.8 million of our total inventories at October 31, 2011, and are reported at the lower of carrying amount or fair value less costs to sell. In determining the fair value of land held for sale, management considers, among other things, prices for land in recent comparable sale transactions, market analysis studies, which include the estimated price a willing buyer would pay for the land (other than in a forced liquidation sale) and recent bona fide offers received from outside third parties.

Insurance Deductible Reserves - For homes delivered in fiscal 2011 and 2010, our deductible under our general liability insurance is $20 million per occurrence for construction defect and warranty claims. For bodily injury claims, our deductible per occurrence in fiscal 2011 and 2010 is $0.1 million up to a $5 million limit. Our aggregate retention in 2011 is $21 million for construction defect, warranty and bodily injury claims.  Our aggregate retention in 2010 was $21 million for construction defect and warranty claims, and $20 million for bodily injury claims.  We do not have a deductible on our worker's compensation insurance in fiscal 2011 and 2010. Reserves for estimated losses for construction defects, warranty, bodily injury and worker’s compensation claims have been established using the assistance of a third-party actuary. We engage a third-party actuary that uses our historical warranty and construction defect data, worker's compensation data, and other industry data to assist our management in estimating our unpaid claims, claim adjustment expenses and incurred but not reported claims reserves for the risks that we are assuming under the general liability and worker's compensation programs. The estimates include provisions for inflation, claims handling and legal fees. These estimates are subject to a high degree of variability due to uncertainties such as trends in construction defect claims relative to our markets and the types of products we build, claim settlement patterns, insurance industry practices, and legal interpretations, among others. Because of the high degree of judgment required in determining these estimated liability amounts, actual future costs could differ significantly from our currently estimated amounts.

Interest - Interest attributable to properties under development during the land development and home construction period is capitalized and expensed along with the associated cost of sales as the related inventories are sold. Interest incurred in excess of interest capitalized, which occurs when assets qualifying for interest capitalization are less than our outstanding debt balances, is expensed as incurred in “Other interest.”

Interest costs incurred, expensed and capitalized were:

	Year Ended
(Dollars in thousands)	October 31, 2011	October 31, 2010	October 31, 2009
Interest capitalized at beginning of year	$136,288	$164,340	$170,107
Plus interest incurred(1)	156,998	154,307	194,702
Less cost of sales interest expensed	74,676	84,440	105,814
Less other interest expensed(2)(3)	97,169	97,919	94,655
Interest capitalized at end of year(4)	$121,441	$136,288	$164,340

(1)	Data does not include interest incurred by our mortgage and finance subsidiaries.
(2)
Other interest expensed is comprised of interest that does not qualify for capitalization because our assets that qualify for interest capitalization (inventory under development) do not exceed our debt.  Interest on completed homes and land in planning which does not qualify for capitalization, is expensed.

(3)
Cash paid for interest, net of capitalized interest is the sum of other interest expensed, as defined above, and interest paid by our mortgage and finance subsidiaries adjusted for the change in accrued interest, which is calculated as follows:

	Year Ended
(Dollars in thousands)	October 31, 2011	October 31, 2010	October 31, 2009
Other interest expensed	$97,169	$97,919	$94,655
Interest paid by our mortgage and finance subsidiaries	1,959	1,848	1,728
Decrease in accrued interest	2,637	2,110	46,399
Cash paid for interest, net of capitalized interest	$101,765	$101,877	$142,782

(4)
We have incurred significant inventory impairments in recent years, which are determined based on total inventory including capitalized interest. However, the capitalized interest amounts above are shown gross before allocating any portion of the impairments to capitalized interest.

Land Options - Costs incurred to obtain options to acquire improved or unimproved home sites are capitalized. Such amounts are either included as part of the purchase price if the land is acquired or charged to “Inventory impairments loss and land option write-offs” if we determine we will not exercise the option. If the options are with variable interest entities and we are the primary beneficiary, we record the land under option on the Consolidated Balance Sheets under “Consolidated inventory not owned” with an offset under “Liabilities from inventory not owned”.  If the option obligation is to purchase under specific performance or has terms that require us to record it as financing, then we record the option on the Consolidated Balance Sheets under “Consolidated inventory not owned” with an offset under “Liabilities from inventory not owned”. In accordance with ASC 810-10 “Consolidation - Overall”, we record costs associated with other options on the Consolidated Balance Sheets under “Land and land options held for future development or sale.”

Unconsolidated Homebuilding and Land Development Joint Ventures - Investments in unconsolidated homebuilding and land development joint ventures are accounted for under the equity method of accounting. Under the equity method, we recognize our proportionate share of earnings and losses earned by the joint venture upon the delivery of lots or homes to third parties. Our ownership interests in the joint ventures vary but our voting interests are generally 50% or less. In determining whether or not we must consolidate joint ventures where we are the managing member of the joint venture, we assess whether the other partners have specific rights to overcome the presumption of control by us as the manager of the joint venture. In most cases, the presumption is overcome because the joint venture agreements require that both partners agree on establishing the significant operating and capital decisions of the partnership, including budgets, in the ordinary course of business.  The evaluation of whether or not we control a venture can require significant judgment. In accordance with ASC 323-10, “Investments - Equity Method and Joint Ventures - Overall”, we assess our investments in unconsolidated joint ventures for recoverability, and if it is determined that a loss in value of the investment below its carrying amount is other than temporary, we write down the investment to its fair value. We evaluate our equity investments for impairment based on the joint venture’s projected cash flows. This process requires significant management judgment and estimates. During fiscal 2009, we wrote down certain joint venture investments by $26.4 million.  There were no write-downs in fiscal 2010 and 2011.

Deferred Bond Issuance Costs - Costs associated with the issuance of our senior secured, senior and senior subordinated amortizing notes are capitalized and amortized over the associated term of each note’s issuance.

Debt Issued At a Discount - Debt issued at a discount to the face amount is accreted up to its face amount utilizing the effective interest method over the term of the note and recorded as a component of other interest on the Consolidated Statements of Operations.

Post Development Completion and Warranty Costs - In those instances where a development is substantially completed and sold and we have additional construction work to be incurred, an estimated liability is provided to cover the cost of such work. In addition, we estimate and accrue warranty costs as part of cost of sales for repair costs under $5,000 per occurrence to homes, community amenities and land development infrastructure. In addition, we accrue for warranty costs over $5,000 per occurrence as part of our general liability insurance deductible as selling, general, and administrative costs. Both of these liabilities are recorded in “Accounts payable and other liabilities” in the Consolidated Balance Sheets.

Advertising Costs - Advertising costs are expensed as incurred.  During the years ended October 31, 2011, 2010, and 2009, advertising costs expensed totaled to $20.3 million, $18.2 million and $19.3 million, respectively.

Deferred Income Taxes - Deferred income taxes are provided for temporary differences between amounts recorded for financial reporting and for income tax purposes. If the combination of future years’ income (or loss) combined with the reversal of the timing differences results in a loss, such losses can be carried back to prior years or carried forward to future years to recover the deferred tax assets. In accordance with ASC 740-10, “Income Taxes - Overall”, we evaluate our deferred tax assets quarterly to determine if valuation allowances are required. ASC 740-10 requires that companies assess whether valuation allowances should be established based on the consideration of all available evidence using a “more-likely-than-not” standard.

We recognize tax liabilities in accordance with ASC 740-10, and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a liability that is materially different from our current estimate. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Common Stock - Each share of Class A Common Stock entitles its holder to one vote per share and each share of Class B Common Stock generally entitles its holder to ten votes per share. The amount of any regular cash dividend payable on a share of Class A Common Stock will be an amount equal to 110% of the corresponding regular cash dividend payable on a share of Class B Common Stock. If a shareholder desires to sell shares of Class B Common Stock, such stock must be converted into shares of Class A Common Stock.

In July 2001, our Board of Directors authorized a stock repurchase program to purchase up to 4 million shares of Class A Common Stock. As of October 31, 2011, approximately 3.4 million shares have been purchased under this program, none of which were repurchased during the three years ended October 31, 2011.

On August 4, 2008, our Board of Directors adopted a shareholder rights plan (the “Rights Plan”) designed to preserve shareholder value and the value of certain tax assets primarily associated with net operating loss carryforwards (NOL) and built-in losses under Section 382 of the Internal Revenue Code. Our ability to use NOLs and built-in losses would be limited, if there was an “ownership change” under Section 382. This would occur if shareholders owning (or deemed under Section 382 to own) 5% or more of our stock increase their collective ownership of the aggregate amount of our outstanding shares by more than 50 percentage points over a defined period of time. The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382. Under the Rights Plan, one right was distributed for each share of Class A Common Stock and Class B Common Stock outstanding as of the close of business on August 15, 2008. Effective August 15, 2008, if any person or group acquires 4.9% or more of the outstanding shares of Class A Common Stock without the approval of the Board of Directors, there would be a triggering event causing significant dilution in the voting power of such person or group. However, existing stockholders who owned, at the time of the Rights Plan’s adoption, 4.9% or more of the outstanding shares of Class A Common Stock will trigger a dilutive event only if they acquire additional shares. The approval of the Board of Directors’ decision to adopt the Rights Plan may be terminated by the Board at any time, prior to the Rights being triggered. The Rights Plan will continue in effect until August 15, 2018, unless it expires earlier in accordance with its terms. The approval of the Board of Directors’ decision to adopt the Rights Plan was submitted to a stockholder vote and approved at a special meeting of stockholders held on December 5, 2008. Also at the Special Meeting on December 5, 2008, our stockholders approved an amendment to our Certificate of Incorporation to restrict certain transfers of Class A Common Stock in order to preserve the tax treatment of our net operating loss carryforwards and built-in losses under Section 382 of the Internal Revenue Code. Subject to certain exceptions pertaining to pre-existing 5% stockholders and Class B stockholders, the transfer restrictions in the amended Certificate of Incorporation generally restrict any direct or indirect transfer (such as transfers of our stock that result from the transfer of interests in other entities that own our stock) if the effect would be to (i) increase the direct or indirect ownership of our stock by any person (or public group) from less than 5% to 5% or more of our common stock; (ii) increase the percentage of our common stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of our common stock; or (iii) create a new public group. Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of common stock would exceed the 5% thresholds discussed above, or to persons whose direct or indirect ownership of common stock would by attribution cause another person (or public group) to exceed such threshold.

On February 9, 2011, we issued 13,512,500 shares of our Class A Common Stock, including 1,762,500 shares issued pursuant to the over-allotment option granted to the underwriters, at a price of $4.30 per share.

Preferred Stock - On July 12, 2005, we issued 5,600 shares of 7.625% Series A Preferred Stock, with a liquidation preference of $25,000 per share. Dividends on the Series A Preferred Stock are not cumulative and are paid at an annual rate of 7.625%. The Series A Preferred Stock is not convertible into the Company’s common stock and is redeemable in whole or in part at our option at the liquidation preference of the shares beginning on the fifth anniversary of their issuance. The Series A Preferred Stock is traded as depositary shares, with each depositary share representing 1/1000th of a share of Series A Preferred Stock. The depositary shares are listed on the NASDAQ Global Market under the symbol “HOVNP.” In fiscal 2011, 2010 and 2009, we did not pay any dividends on the Series A Preferred Stock due to covenant restrictions in our indentures.

Depreciation - Property, plant and equipment are depreciated using the straight-line method over the estimated useful life of the assets ranging from 3 to 40 years.

Prepaid Expenses - Prepaid expenses which relate to specific housing communities (model setup, architectural fees, homeowner warranty program fees, etc.) are amortized to cost of sales as the applicable inventories are sold. All other prepaid expenses are amortized over a specific time period or as used and charged to overhead expense.

Stock Options - We account for our stock options under ASC 718-10, “Compensation - Stock Compensation - Overall”, which requires the fair-value based method of accounting for stock awards granted to employees and measures and records the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost is recognized over the period during which an employee is required to provide service in exchange for the award.

The fair value of option awards is established at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for October 31, 2011, October 31, 2010 and October 31, 2009: risk free interest rate of  2.99%, 3.24% and 3.89%, respectively; dividend yield of zero; historical volatility factor of the expected market price of our common stock of  0.94 for the year ended 2011, 0.90 for the year ended 2010, and 0.83 for the year ended 2009; a weighted-average expected life of the option of 7.25 years for 2011, 7.12 years for 2010 and, 5.92 years for 2009; and an estimated forfeiture rate of 14.93% for fiscal 2011, 13.42% for fiscal 2010, 12.58% for fiscal 2009.  The benefits of tax deductions in excess of recognized compensation cost are reported as both a financing cash inflow and an operating cash outflow.

Compensation cost arising from nonvested stock granted to employees and from nonemployee stock awards is recognized as expense using the straight-line method over the vesting period.

For the years ended October 31, 2011, October 31, 2010 and October 31, 2009, total stock-based compensation expense was $6.2 million, $8.7 million and $28.9 million, respectively. Included in this total stock-based compensation expense was incremental expense for stock options of $4.4 million, $5.0 million and $20.7 million for the years ended October 31, 2011, October 31, 2010 and October 31, 2009, respectively.  Because we are currently in a position of fully reserving any tax benefits generated from losses, the amount net of tax is not presented.

Per Share Calculations - Basic earnings per share is computed by dividing net income (loss) (the “numerator”) by the weighted-average number of common shares, adjusted for non-vested shares of restricted stock (the “denominator”) for the period.  The basic weighted-average number of shares includes 13.0 million shares related to Purchase Contracts (issued as part of our 7.25% Tangible Equity Units) which are issuable in the future with no additional cash required to be paid by the holders thereof. Computing diluted earnings per share is similar to computing basic earnings per share, except that the denominator is increased to include the dilutive effects of options and non-vested shares of restricted stock.  Any options that have an exercise price greater than the average market price are considered to be anti-dilutive and are excluded from the diluted earnings per share calculation.

For the years ended October 31, 2011 and October 31, 2009, 0.3 million and 0.3 million, respectively, of incremental shares attributed to non-vested stock and outstanding options to purchase common stock were excluded from the computation of diluted EPS because we had a net loss for the period, and any incremental shares would not be dilutive. For the year ended October 31, 2010, diluted earnings per common share was computed using the weighted average number of shares outstanding adjusted for the 1.0 million incremental shares attributed to non-vested stock and outstanding options to purchase common stock.

In addition, shares related to out-of-the money stock options that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS were 5.1 million, 4.6 million and 6.8 million for the years ended October 31, 2011, 2010 and 2009, respectively, because to do so would have been anti-dilutive for the periods presented.

Computer Software Development - In accordance with ASC 350-10 “Intangibles - Goodwill and Other”, we capitalize certain costs incurred in connection with developing or obtaining software for internal use. Once the software is substantially complete and ready for its intended use, the capitalized costs are amortized over the systems' estimated useful life.

Noncontrolling Interest - The guidance contained in ASC 810 requires a non-controlling interest in a subsidiary to be reported as equity and the amount of consolidated net income or loss specifically attributable to the non-controlling interest to be identified in the consolidated financial statements.  Our net income (loss) attributable to non-controlling interest is insignificant for all periods presented and therefore is reported in "Other operations" in the Consolidated Statements of Operations.

Recent Accounting Pronouncements - In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” which provides a consistent definition of fair value and ensures that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards (IFRS). The guidance changes certain fair value measurement principles and expands the disclosure requirements, particularly for Level 3 fair value measurements. The guidance is effective for the Company beginning February 1, 2012 and is to be applied prospectively. The adoption of this guidance, which relates primarily to disclosure, is not expected to have a material impact on our Consolidated Financial Statements.

Reclassifications – Certain amounts in the 2009 and 2010 Consolidated Financial Statements have been reclassified to conform to the 2011 presentation.

4. Leases

We lease certain property under non-cancelable leases. Office leases are generally for terms of three to five years and generally provide renewal options. Model home leases are generally for shorter terms of approximately one to three years with renewal options on a month-to-month basis. In most cases, we expect that in the normal course of business, leases that will expire will be renewed or replaced by other leases. The future lease payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

Years Ending October 31,	(In Thousands)
2012	$11,790
2013	9,670
2014	7,884
2015	7,084
2016	6,007
After 2016	2,267
Total	$44,702

Net rental expense for the three years ended October 31, 2011, 2010 and 2009, was $15.3 million, $19.9 million and $54.9 million, respectively. These amounts include rent expense for various month-to-month leases on model homes, furniture, and equipment. These amounts also include abandoned lease cost accruals, as well as the amortization of those accruals over the lease term, for leased space that we have abandoned due to our reduction in size and consolidation of certain locations.  Certain leases contain renewal or purchase options and generally provide that the Company shall pay for insurance, taxes and maintenance.

5. Property, Plant and Equipment

Homebuilding property, plant, and equipment consists of land, land improvements, buildings, building improvements, furniture, and equipment used to conduct day-to-day business and are recorded at cost less accumulated depreciation.

Property, plant, and equipment balances as of October 31, 2011 and 2010 were as follows:

	October 31,
(In thousands)	2011	2010

Land	$2,398	$3,932
Buildings	66,833	68,141
Building improvements	11,832	13,483
Furniture	7,239	8,498
Equipment	40,348	41,751
Total	128,650	135,805
Less accumulated depreciation	75,384	73,038
Total	$53,266	$62,767

6. Restricted Cash and Deposits

“Restricted cash” on the Consolidated Balance Sheets, amounting to $77.6 million and $113.0 million as of October 31, 2011 and 2010, respectively, primarily represents cash collateralizing our letter of credit agreements and facilities and is discussed in Note 8.  In addition, we collateralize our surety bonds with cash.  The balances of this surety bond collateral were $12.8 million and $14.5 million at October 31, 2011 and 2010, respectively.  The remaining balance is for customers’ deposits of $7.1 million and $6.2 million as of October 31, 2011 and 2010, respectively, which are restricted from use by us.

Total “Customers’ deposits” are shown as a liability on the Consolidated Balance Sheets. These liabilities are significantly more than the applicable years’ escrow cash balances because in some states the deposits are not restricted from use and in other states we are able to release the majority of this escrow cash by pledging letters of credit and surety bonds.

7. Mortgage Loans Held for Sale

Our mortgage banking subsidiary originates mortgage loans, primarily from the sale of our homes. Such mortgage loans are sold in the secondary mortgage market with servicing released within a short period of time. Mortgage loans held for sale consist primarily of single-family residential loans collateralized by the underlying property. We have elected the fair value option to record loans held for sale and therefore these loans are recorded at fair value with the changes in the value recorded in net income (loss).  Gains and losses on changes in the fair value are recognized in the Statements of Operations in “Revenues: Financial services.” We currently use forward sales of mortgage-backed securities, interest rate commitments from borrowers and mandatory and/or best efforts forward commitments to sell loans to investors to protect us from interest rate fluctuations. These short-term instruments, which do not require any payments to be made to the counter-party or investor in connection with the execution of the commitments, are recorded at fair value. Gains and losses on changes in the fair value are recognized in the Statements of Operations in “Revenues: Financial services”. Loans held for sale of $1.0 million and $1.1 million at October 31, 2011 and 2010, respectively, represent loans that cannot currently be sold at reasonable terms in the secondary mortgage market.  These loans are serviced by a third party until such time that they can be liquidated via alternative mortgage markets, foreclosure or repayment.  The activity in our loan origination reserves in fiscal 2011 and 2010 was as follows:

	Twelve Months Ended
	October 31,
(In thousands)	2011	2010

Loan origination reserves, beginning of period	$5,486	$1,753
Provisions for losses during the period	2,108	4,457
Adjustments to pre-existing provisions for losses from changes in estimates	(1,520)	797
Payments/settlements	(1,011)	(1,521)
Loan origination reserves, end of period	$5,063	$5,486

At October 31, 2011 and 2010, respectively, $52.7 million and $74.8 million of such mortgages held for sale were pledged against our mortgage warehouse line of credit (see Note 8). We may incur losses with respect to mortgages that were previously sold that are delinquent, but only to the extent the losses are not covered by mortgage insurance or resale value of the home. Historically, we have not made significant payments associated with our loans. We have reserves for potential losses on mortgages we previously sold. The reserves are included in the "Mortgage loans held for sale" balance on the Consolidated Balance Sheet.

8. Mortgages and Notes Payable

We have nonrecourse mortgages for a small number of our communities totaling $26.1 million as well as our corporate headquarters totaling $19.7 million which are secured by the related real property and any improvements. These loans have installment obligations with annual principal maturities in the years ending October 31 of approximately: $27.1 million in 2012, $1.0 million in 2013, $1.1 million in 2014, $1.2 million in 2015, $1.3 million in 2016 and $14.1 million after 2016. The interest rates on these obligations range from 5.0 % to 10.0 % at October 31, 2011.

In connection with the issuance of our senior secured first lien notes in the fourth quarter of fiscal 2009, we terminated our revolving credit facility and refinanced the borrowing capacity thereunder.  Also in connection with the refinancing, we entered into certain stand alone cash collateralized letter of credit agreements and facilities under which there were a total of $54.1 million and $89.5 million of letters of credit outstanding as of October 31, 2011 and October 31, 2010, respectively. These agreements and facilities require us to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder, which will affect the amount of cash we have available for other uses. As of October 31, 2011 and October 31, 2010, the amount of cash collateral in these segregated accounts was $57.7 million and $92.3 million, respectively, which is reflected in “Restricted cash” on the Consolidated Balance Sheets.

Average interest rates and average balances outstanding under the revolving credit facility (as in effect at such year end) are as follows:

(Dollars in thousands)	October 31, 2009
Average monthly outstanding borrowings	$25,000
Average interest rate during period	5.0%
Average interest rate at end of period(1) (2)	0.0%
Maximum outstanding at any month end	$100,000

(1)	Average interest rate at the end of the period excludes any charges on unused loan balances.
(2)
Not applicable as there was no amount outstanding at October31, 2009. We terminated our then existing amended credit facility on October 20, 2009, in connection with the issuance of our senior secured first lien notes.

Our wholly owned mortgage banking subsidiary, K. Hovnanian American Mortgage, LLC (“K. Hovnanian Mortgage”), originates mortgage loans primarily from the sale of our homes. Such mortgage loans and related servicing rights are sold in the secondary mortgage market within a short period of time. Our secured Master Repurchase Agreement with JPMorgan Chase Bank, N.A. (“Chase Master Repurchase Agreement”) is a short-term borrowing facility that provides up to $50 million through April 4, 2012. The loan is secured by the mortgages held for sale and is repaid when we sell the underlying mortgage loans to permanent investors.  Interest is payable monthly on outstanding advances at the current LIBOR subject to a floor of 1.625% plus the applicable margin ranging from 2.50% to 3.0% based on the takeout investor and type of loan. As of October 31, 2011, the aggregate principal amount of all borrowings under the Chase Master Repurchase Agreement was $49.7 million.  We had a second Master Repurchase Agreement with Citibank, N.A. (“Citibank Master Repurchase Agreement”) which was terminated on April 5, 2011.

The Chase Master Repurchase Agreement requires K. Hovnanian Mortgage to satisfy and maintain specified financial ratios and other financial condition tests. Because of the extremely short period of time mortgages are held by K. Hovnanian Mortgage before the mortgages are sold to investors (generally a period of a few weeks), the immateriality to us on a consolidated basis of the size of the facilities, the levels required by these financial covenants, our ability based on our immediately available resources to contribute sufficient capital to cure any default, were such conditions to occur, and our right to cure any conditions of default based on the terms of the agreement, we do not consider any of these covenants to be substantive or material. As of October 31, 2011, we believe we were in compliance with the covenants of the Chase Master Repurchase Agreement.

9. Senior Secured, Senior and Senior Subordinated Notes

Senior Secured, Senior and Senior Subordinated Notes balances as of October 31, 2011 and 2010, were as follows:

	Year Ended
(In thousands)	October 31, 2011	October 31, 2010
Senior Secured Notes:
11 1/2% Senior Secured Notes due May 1, 2013 (net of discount)	$0	$475
10 5/8% Senior Secured Notes due October 15, 2016 (net of discount)	786,585	772,415
18% Senior Secured Notes due May 1, 2017	0	11,702
Total Senior Secured Notes	$786,585	$784,592
Senior Notes:
8% Senior Notes due April 1, 2012 (net of discount)	$0	$35,475
6 1/2% Senior Notes due January 15, 2014	53,373	54,373
6 3/8% Senior Notes due December 15, 2014	29,214	29,214
6 1/4% Senior Notes due January 15, 2015	52,720	52,720
11 7/8% Senior Notes due October 15, 2015 (net of discount)	127,488	0
6 1/4% Senior Notes due January 15, 2016 (net of discount)	171,880	171,616
7 1/2% Senior Notes due May 15, 2016	172,269	172,269
8 5/8% Senior Notes due January 15, 2017	195,918	195,918
Total Senior Notes	$802,862	$711,585
Senior Subordinated Notes:
8 7/8% Senior Subordinated Notes due April 1, 2012	$0	$66,639
7 3/4% Senior Subordinated Notes due May 15, 2013	0	53,531
Total Senior Subordinated Notes	$0	$120,170
TEU Senior Subordinated Amortizing Notes:
7 1/4% TEU Senior Subordinated Amortizing Notes due February 15, 2014	$13,323	$0

Except for K. Hovnanian Enterprises, Inc. ("K. Hovnanian"), the issuer of the notes, our home mortgage subsidiaries, joint ventures and subsidiaries holding interests in our joint ventures, certain of our title insurance subsidiaries and our foreign subsidiary, we and each of our subsidiaries are guarantors of the senior secured, senior and senior subordinated notes outstanding at October 31, 2011 (see Note 22 to the Consolidated Financial Statements).  In addition, the 5.0% Senior Secured Notes due 2021 and the 2.0% Senior Secured Notes due 2021 are guaranteed by the Secured Group. Members of the Secured Group do not guarantee K. Hovnanian's other indebtedness.  The indentures governing the notes do not contain any financial maintenance covenants, but do contain restrictive covenants that limit, among other things, the Company’s ability and that of certain of its subsidiaries, including K. Hovnanian,  to incur additional indebtedness (other than certain permitted indebtedness, refinancing indebtedness and non-recourse indebtedness), pay dividends and make distributions on common and preferred stock, repurchase senior and senior subordinated notes (with respect to the senior secured first-lien notes indenture), make other restricted payments, make investments, sell certain assets, incur liens, consolidate, merge, sell or otherwise dispose of all or substantially all assets and enter into certain transactions with affiliates.  The indentures also contain events of default which would permit the holders of the notes to declare the notes to be immediately due and payable if not cured within applicable grace periods, including the failure to make timely payments on the notes or other material indebtedness, the failure to comply with agreements and covenants and specified events of bankruptcy, and insolvency and, with respect to the indentures governing the senior secured notes, the failure of the documents granting security for the senior secured notes to be in full force and effect and the failure of the liens on any material portion of the collateral securing the senior secured notes to be valid and perfected. As of October 31, 2011, we believe we were in compliance with the covenants of the indentures governing our outstanding notes.

Under the terms of the indentures, we have the right to make certain redemptions and, depending on market conditions and covenant restrictions, may do so from time to time. We also continue to evaluate our capital structure and may also continue to make debt purchases and/or exchanges from time to time through tender offers, open market purchases, private transactions, or otherwise or seek to raise additional debt or equity capital, depending on market conditions and covenant restrictions.

If our consolidated fixed charge coverage ratio, as defined in the indentures governing our senior secured and senior subordinated notes, is less than 2.0 to 1.0, we are restricted from making certain payments, including dividends, and from incurring indebtedness other than certain permitted indebtedness, refinancing indebtedness, and non-recourse indebtedness. As a result of this restriction, we are currently restricted from paying dividends, which are not cumulative, on our 7.625% Series A Preferred Stock. If current market trends continue or worsen, we will continue to be restricted from paying dividends for the foreseeable future.  Our inability to pay dividends is in accordance with covenant restrictions and will not result in a default under our bond indentures or otherwise affect compliance with any of the covenants contained in the bond indentures.

On March 26, 2002, K. Hovnanian issued $100 million 8% Senior Notes due 2012 and $150 million 8 7/8% Senior Subordinated Notes due 2012. The 8% Senior Notes were issued at a discount to yield 8.125% and have been reflected net of the unamortized discount in the accompanying Consolidated Balance Sheets. Interest on both notes is paid semi-annually. The notes were redeemable in whole or in part, at any time on or after April 1, 2007, at our option at redemption prices expressed as percentages of principal amount that decline to 100% on April 1, 2010. The proceeds were used to redeem the remainder of 9 3/4% Subordinated Notes due June 1, 2005, repay a portion of a term loan facility, repay the then current outstanding indebtedness under our revolving credit facility, and the remainder for general corporate purposes. As of October 31, 2011, these notes were fully redeemed.

On May 9, 2003, K. Hovnanian issued $150 million 7 3/4% Senior Subordinated Notes due 2013. The notes were redeemable in whole or in part, at any time on or after May 15, 2008, at redemption prices expressed as percentages of principal amount that decline to 100% on May 15, 2011. The net proceeds of the note offering were used to repay the indebtedness then outstanding under the revolving credit facility and the remainder for general corporate purposes. As of October 31, 2011, these notes were fully redeemed.

On November 3, 2003, K. Hovnanian issued $215 million 6 1/2% Senior Notes due 2014. The notes are redeemable in whole or in part at our option at 100% of their principal amount upon payment of a make-whole price. The net proceeds of the issuance were used for general corporate purposes. These notes were the subject of a November 2011 exchange offer discussed below.

On March 18, 2004, K. Hovnanian issued $150 million 6 3/8% Senior Notes due 2014. The notes are redeemable in whole or in part at our option at 100% of their principal amount upon payment of a make-whole price. The net proceeds of the issuance were used to redeem all of our $150 million outstanding 9 1/8% Senior Notes due 2009, which occurred on May 3, 2004, and for general corporate purposes. Also on March 18, 2004, we paid off our $115 million Term Loan with available cash. These notes were the subject of a November 2011 exchange offer discussed below.

On November 30, 2004, K. Hovnanian issued $200 million 6 1/4% Senior Notes due 2015 and $100 million 6% Senior Subordinated Notes due 2010. The notes are redeemable in whole or in part at our option at 100% of their principal amount upon payment of a make-whole price. The net proceeds of the issuance were used to repay the outstanding balance on our revolving credit facility and for general corporate purposes. These notes were the subject of a November 2011 exchange offer discussed below.

On August 8, 2005, K. Hovnanian issued $300 million 6 1/4% Senior Notes due 2016. The 6 1/4% Senior Notes were issued at a discount to yield 6.46% and have been reflected net of the unamortized discount in the accompanying Consolidated Balance Sheets. The notes are redeemable in whole or in part at our option at 100% of their principal amount plus the payment of a make-whole amount. The net proceeds of the issuance were used to repay the outstanding balance under our revolving credit facility as of August 8, 2005, and for general corporate purposes, including acquisitions. These notes were the subject of a November 2011 exchange offer discussed below.

On February 27, 2006, K. Hovnanian issued $300 million of 7 1/2% Senior Notes due 2016. The notes are redeemable in whole or in part at our option at 100% of their principal amount plus the payment of a make-whole amount. The net proceeds of the issuance were used to repay a portion of the outstanding balance under our revolving credit facility as of February 27, 2006. These notes were the subject of a November 2011 exchange offer discussed below.

On June 12, 2006, K. Hovnanian issued $250 million of 8 5/8% Senior Notes due 2017. The notes are redeemable in whole or in part at our option at 100% of their principal amount plus the payment of a make-whole amount. The net proceeds of the issuance were used to repay a portion of the outstanding balance under our revolving credit facility as of June 12, 2006. These notes were the subject of a November 2011 exchange offer discussed below.

On May 27, 2008, K. Hovnanian issued $600 million ($594.4 million net of discount) of 11 1/2% Senior Secured Notes due 2013. The notes were secured, subject to permitted liens and other exceptions, by a second-priority lien on substantially all of the assets owned by us, K. Hovnanian and the guarantors to the extent such assets secured obligations under the 10 5/8% Senior Secured Notes due 2016. The notes were redeemable in whole or in part at our option at 102% of principal commencing November 1, 2010, 101% of principal commencing May 1, 2011, and 100% of principal commencing May 1, 2012. In addition, we may redeem up to 35% of the aggregate principal amount of the notes before May 1, 2011, with the net cash proceeds from certain equity offerings at 111.50% of principal. A portion of the net proceeds of the issuance were used to repay the outstanding balance under the then existing amended credit facility.  These second lien notes were the subject of tender offers, and notes that remained outstanding following such tender offers were subsequently redeemed, as discussed below.

On December 3, 2008, K. Hovnanian issued $29.3 million of 18.0% Senior Secured Notes due 2017 in exchange for $71.4 million of various series of our unsecured senior notes. This exchange resulted in a recognized gain on extinguishment of debt of $41.3 million, net of the write-off of unamortized discounts and fees. The notes were secured, subject to permitted liens and other exceptions, by a third-priority lien on substantially all of the assets owned by us, K. Hovnanian, and the guarantors to the extent such assets secured obligations under our first-priority and second-priority secured notes. The notes were redeemable in whole or in part at our option at 102% of principal commencing May 1, 2011, 101% of principal commencing November 1, 2011, and 100% of principal commencing November 1, 2012. These third lien notes were the subject of tender offers, and notes that remained outstanding following such tender offers were subsequently redeemed, as discussed below.

On July 21, 2009, we completed cash tender offers whereby we purchased (1) in a fixed-price tender offer, approximately $17.8 million principal amount of 6% Senior Subordinated Notes due 2010 for approximately $17.5 million, plus accrued and unpaid interest, (2) in a modified “Dutch Auction,” a total of approximately $49.5 million principal amount of 8% Senior Notes due 2012, 8 7/8% Senior Subordinated Notes due 2012 and 7 3/4% Senior Subordinated Notes due 2013 for approximately $36.1 million, plus accrued and unpaid interest and (3) in a modified “Dutch Auction,” a total of approximately $51.9 million of 6 1/2% Senior Notes due 2014, 6 3/8% Senior Notes due 2014, 6 1/4% Senior Notes due 2015, 6 1/4% Senior Notes due 2016, 7 1/2% Senior Notes due 2016 and 8 5/8% Senior Notes due 2017 for approximately $26.9 million, plus accrued and unpaid interest. These tender offers resulted in a gain on extinguishment of debt of $37.0 million, net of the write-off of unamortized discounts and fees.

On October 20, 2009, K. Hovnanian issued $785.0 million ($770.9 million net of discount) of 10 5/8% Senior Secured Notes due October 15, 2016. The notes are secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the assets owned by us, K. Hovnanian and the guarantors. The notes are redeemable in whole or in part at our option at 107.969% of principal commencing October 15, 2012, 105.313% of principal commencing October 15, 2013, 102.656% of principal commencing October 15, 2014, and 100% of principal commencing October 15, 2015. In addition, we may redeem up to 35% of the aggregate principal amount of the notes before October 15, 2012 with the net proceeds from certain equity offerings at 110.625% of principal. The net proceeds from this issuance, together with cash on hand, were used to fund certain cash tender offers for our then outstanding second and third lien senior secured notes and certain series of our unsecured notes. In May 2011, we issued $12.0 million of additional 10 5/8% Senior Secured Notes as discussed below.

The 10 5/8% Senior Secured Notes due 2016 are secured by a first-priority lien, subject to permitted liens and other exceptions, on substantially all the assets owned by us, K. Hovnanian (the issuer of the senior secured notes) and the guarantors. At October 31, 2011, the aggregate book value of the real property collateral securing these notes was approximately $675.6 million, which does not include the impact of inventory investments, home deliveries, or impairments thereafter and which may differ from the appraised value. In addition, cash collateral securing these notes was $184.8 million as of October 31, 2011, which includes $57.7 million of restricted cash collateralizing certain letters of credit. Subsequent to such date, cash uses include general business operations and real estate investments.

On October 20, 2009, we completed cash tender offers and consent solicitations whereby we purchased (1) in a fixed-price tender offer approximately $599.5 million principal amount of 11 1/2% Senior Secured Notes due 2013 for approximately $635.5 million, plus accrued and unpaid interest, (2) in a fixed-price tender offer approximately $17.6 million principal amount of 18.0% Senior Secured Notes due 2017 for approximately $17.6 million, plus accrued and unpaid interest, and (3) in a fixed price tender offer for certain series of our unsecured notes, a total of approximately $125.4 million principal amount of 8% Senior Notes due 2012, 6 1/2% Senior Notes due 2014, 6 3/8% Senior Notes due 2014, 6 1/4% Senior Notes due 2015, and 7 1/2% Senior Notes due 2016 for approximately $100.0 million, plus accrued and unpaid interest.  These tender offers resulted in a loss on extinguishment of debt of $36.4 million, net of the write-off of unamortized discounts and fees.

During the year ended October 31, 2009, we repurchased in open market transactions $11.3 million principal amount of 8% Senior Notes due 2012, $64.4 million principal amount of 6 1/2% Senior Notes due 2014, $40.6 million principal amount of 6 3/8% Senior Notes due 2014, $71.7 million principal amount of 6 1/4% Senior Notes due 2015, $88.9 million principal amount of 6 1/4% Senior Notes due 2016, $78.5 million principal amount of 7 1/2% Senior Notes due 2016, $41.8 million principal amount of 8 5/8% Senior Notes due 2017, $68.6 million principal amount of 6% Senior Subordinated Notes due 2010, $80.1 million principal amount of 8 7/8% Senior Subordinated Notes due 2012, and $82.6 million principal amount of 7 3/4% Senior Subordinated Notes due 2013. The aggregate purchase price for these repurchases was $255.4 million, plus accrued and unpaid interest. These repurchases resulted in a gain on extinguishment of debt of $368.0 million for the year ended October 31, 2009, net of the write-off of unamortized discounts and fees. The gains from the exchange and repurchases are included in the Consolidated Statement of Operations as "Gain of extinguishment of debt".

On January 15, 2010, the remaining $13.6 million of our 6% Senior Subordinated Notes due 2010 matured and was paid.  During the year ended October 31, 2010, we repurchased in open market transactions $27.0 million principal amount of 6 1/2% Senior Notes due 2014, $54.5 million principal amount of 6 3/8% Senior Notes due 2014, $29.5 million principal amount of 6 1/4% Senior Notes due 2015, $1.4 million principal amount of 8 7/8% Senior Subordinated Notes due 2012, and $11.1 million principal amount of 7 3/4% Senior Subordinated Notes due 2013. The aggregate purchase price for these repurchases was $97.9 million, plus accrued and unpaid interest. These repurchases resulted in a gain on extinguishment of debt of $25.0 million during the year ended October 31, 2010, net of the write-off of unamortized discounts and fees.

On February 14, 2011, K. Hovnanian issued $155.0 million aggregate principal amount of 11 7/8% Senior Notes due 2015, which are guaranteed by us and substantially all of our subsidiaries.  The Senior Notes bear interest at a rate of 11 7/8% per annum, which is payable semi-annually on April 15 and October 15 of each year, beginning on April 15, 2011, and mature on October 15, 2015. These notes were the subject of a November 2011 exchange offer discussed below.

The net proceeds from the issuances of the 11 7/8% Senior Notes due in 2015, Class A Common Stock (see Note 3) and 7.25% Tangible Equity Units (see Note 10) were approximately $286.2 million, a portion of which were used to fund the purchase through tender offers, on February 14, 2011, of the following series of K. Hovnanian’s senior and senior subordinated notes:  approximately $24.6 million aggregate principal amount of 8% Senior Notes due 2012, $44.1 million aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2012 and $29.2 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2013 (the “2013 Notes” and, together with the 2012 Senior Notes and the 2012 Senior Subordinated Notes, the “Tender Offer Notes”). On February 14, 2011, K. Hovnanian called for redemption on March 15, 2011 all Tender Offer Notes that were not tendered in the tender offers for an aggregate redemption price of approximately $60.1 million.  Such redemptions were funded with proceeds from the offerings of the Class A Common Stock, the Tangible Equity Units and the Senior Notes.

On May 4, 2011, K. Hovnanian issued $12.0 million of additional 10 5/8% Senior Secured Notes due 2016 resulting in net proceeds of approximately $11.6 million. On June 3, 2011 we used these net proceeds together with cash on hand, as well as cash on hand, to fund the redemption of the remaining outstanding principal amount ($0.5 million) of our 11 1/2% Senior Secured Notes due 2013 and the remaining outstanding principal amount ($11.7 million) of our 18.0% Senior Secured Notes due 2017.

During the three months ended October 31, 2011 we completed a number of open market repurchases. These included $24.6 million principal amount of 11 7/8% Senior Notes due 2015, and $1.0 million principal amount of 6 1/2% Senior Notes due 2014. The aggregate purchase price for these repurchases was $14.0 million, plus accrued and unpaid interest. These repurchases resulted in a gain on extinguishment of debt of $10.6 million, net of the write-off of unamortized discounts and fees. The gains from the repurchases are included in the Consolidated Statement of Operations as “Gain on extinguishment of debt”.

At October 31, 2011, we had total issued and outstanding $1,617.4 million ($1,602.8 million, net of discount) senior secured, senior notes, and senior subordinated amortizing notes (See Note 10). These notes have annual principal maturities in the following years ending October 31: $4.9 million in 2012, $5.5 million in 2013, $56.4 million in 2014, $212.3 million in 2015, and $1,338.3 million thereafter.

On November 1, 2011, K. Hovnanian issued $141.8 million aggregate principal amount of 5.0% Senior Secured Notes due 2021 and $53.2 million aggregate principal amount of 2.0% Senior Secured Notes due 2021 in exchange for $195.0 million of K. Hovnanian's unsecured senior notes as follows: $16.7 million in aggregate principal amount of 6 1/2% Senior Notes due 2014, $26.2 million in aggregate principal amount of 6 3/8% Senior Notes due 2014, $67.6 million in aggregate principal amount of 11 7/8% Senior Notes due 2015, $31.3 million in aggregate principal amount of 6 1/4% Senior Notes due 2015, $13.3 million in aggregate principal amount of 6 1/4% Senior Notes due 2016, $20.7 million in aggregate principal amount of 7 1/2% Senior Notes due 2016 and $19.2 million in aggregate principal amount of 8 5/8% Senior Notes due 2017.  Holders of the senior notes due 2014 and 2015 that were exchanged in the exchange offer also received an aggregate of approximately $14.2 million in cash payments and all holders of senior notes that were exchanged in the exchange received accrued and unpaid interest (in the aggregate amount of approximately $3.3 million). The 5.0% Senior Secured Notes and the 2.0% Senior Secured Notes were issued as separate series under an indenture, but have substantially the same terms other than with respect to interest rate and related redemption provisions, and will vote together as a single class.  These secured notes are guaranteed by each of Hovnanian’s subsidiaries, except for its home mortgage subsidiaries, certain of its joint ventures, joint venture holding companies (other than members of the “Secured Group” (as defined below)), and certain of its title insurance subsidiaries. The guarantees of K. Hovnanian JV Holdings, L.L.C. and its subsidiaries other than certain joint ventures and joint venture holding companies (collectively, the “Secured Group”), are secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the assets of the members of the Secured Group. As of October 31, 2011, the collateral securing the guarantees primarily included $135.9 million of cash and cash equivalents and equity interest in guaranters that are members of the Secured Group. Subsequent to such date, cash uses include general business operations and real estate and other investments. Members of the Secured Group also own equity in joint ventures, either directly or indirectly through ownership of joint venture holding companies, with a book value of $47.8 million as of October 31, 2011; this equity is not pledged to secure, and is not collateral for, these senior secured notes. Members of the Secured Group are “unrestricted subsidiaries” under K. Hovnanian's other senior and senior secured notes and Amortizing Notes (as defined below), and thus have not guaranteed such indebtedness. These senior secured notes are redeemable in whole or in part at our option at any time, at 100.0% of the principal amount plus the greater of 1% of the principal amount and an applicable “Make-Whole Amount.”  In addition, we may redeem up to 35% of the aggregate principal amount of the notes before November 1, 2014 with the net cash proceeds from certain equity offerings at 105.0% (in the case of the 5.0% Secured Notes) and 102.0% (in the case of the 2.0% Secured Notes) of principal. The accounting for the exchange is being treated as a Troubled Debt Restructuring. Under this accounting, the Company would not recognize any gain or loss on extinguishment of debt. See Note 24 to the Consolidated Financial Statements for further discussion.

After the above November 1, 2011 transactions, we had $992.0 million of outstanding senior secured notes ($967.4 million, net of discount), comprised of $797.0 million 10 5/8% Senior Secured Notes due 2016, $53.2 million 2.0% Senior Secured Notes due 2021 and $141.8 million 5.0% Senior Secured Notes due 2021. We also had $612.1 million of outstanding senior notes ($609.5 million, net of discount), comprised of $36.7 million 6 1/2% Senior Notes due 2014, $3.0 million 6 3/8% Senior Notes due 2014, $21.4 million 6 1/4% Senior Notes due 2015, $159.9 million 6 1/4% Senior Notes due 2016, $151.5 million 7 1/2% Senior Notes due 2016, $176.8 million 8 5/8% Senior Notes due 2017 and $62.8 million 11 7/8% Senior Notes due 2015. In addition, we had outstanding $13.3 million 7.25% Tangible Equity Units discussed below.

Separate from the above, in the first quarter of fiscal 2012, we repurchased approximately $44 million principal amount of our unsecured senior notes for an aggregate purchase price of approximately $19 million in cash, excluding cash paid for interest, resulting in an approximate gain on extinguishment of debt of $25 million.

10. Tangible Equity Units

On February 9, 2011, we issued an aggregate of 3,000,000 7.25% Tangible Equity Units (the “Units”), and on February 14, 2011, we issued an additional 450,000 Units pursuant to the over-allotment option granted to the underwriters. Each Unit initially consists of (i) a prepaid stock purchase contract (each a “Purchase Contract”) and (ii) a senior subordinated amortizing note due February 15, 2014 (each, an “Amortizing Note”).  The Amortizing Notes have an aggregate principal amount of $13.3 million as of October 31, 2011.  On each February 15, May 15, August 15 and November 15, commencing on May 15, 2011, K. Hovnanian will pay holders of Amortizing Notes equal quarterly cash installments of $0.453125 per Amortizing Note (except for the May 15, 2011 installment payment, which was $0.483334 per Amortizing Note), which cash payments in the aggregate will be equivalent to 7.25% per year with respect to each $25 stated amount of Units. Each installment constitutes a payment of interest (at a rate of 12.072% per annum) and a partial repayment of principal on the Amortizing Note, allocated as set forth in the amortization schedule provided in the indenture under which the Amortizing Notes were issued.  The Amortizing Notes have a scheduled final installment payment date of February 15, 2014.  If we elect to settle the Purchase Contracts early, holders of the Amortizing Notes will have the right to require K. Hovnanian to repurchase such holders’ Amortizing Notes, except in certain circumstances as described in the indenture governing Amortizing Notes.

Unless settled earlier, on February 15, 2014 (subject to postponement under certain circumstances), each Purchase Contract will automatically settle and we will deliver a number of shares of Class A Common Stock based on the applicable market value, as defined in the purchase contract agreement, which will be between 4.7655 shares and 5.8140 shares per Purchase Contract (subject to adjustment).  Each Unit may be separated into its constituent Purchase Contract and Amortizing Note after the initial issuance date of the Units, and the separate components may be combined to create a Unit.  The Amortizing Note component of the Units is recorded as debt, and the Purchase Contract component of the Units is recorded in equity as additional paid in capital.  We have recorded $68.1 million, the initial fair value of the Purchase Contracts, as additional paid in capital.  As of October 31, 2011, 0.7 million Purchase Contracts have been converted into 3.4 million shares of our Class A Common Stock.

11. Operating and Reporting Segments

Our operating segments are components of our business for which discrete financial information is available and reviewed regularly by the chief operating decision maker, our Chief Executive Officer, to evaluate performance and make operating decisions.  Based on this criteria, each of our communities qualifies as an operating segment, and therefore, it is impractical to provide segment disclosures for this many segments.  As such, we have aggregated the homebuilding operating segments into six reportable segments.

Our homebuilding operating segments are aggregated into reportable segments based primarily upon geographic proximity, similar regulatory environments, land acquisition characteristics and similar methods used to construct and sell homes.  Our reportable segments consist of the following six homebuilding segments and a financial services segment:

Homebuilding:
 (1) Northeast (New Jersey and Pennsylvania)
 (2) Mid-Atlantic (Delaware, Maryland, Virginia, West Virginia, and Washington D.C.)
 (3) Midwest (Illinois, Minnesota, and Ohio)
 (4) Southeast (Florida, Georgia, North Carolina, and South Carolina)
 (5) Southwest (Arizona and Texas)
 (6) West (California)

Financial Services

Operations of the Company’s Homebuilding segments primarily include the sale and construction of single-family attached and detached homes, attached townhomes and condominiums, urban infill and active adult homes in planned residential developments.  In addition, from time to time, operations of the homebuilding segments include sales of land.  Operations of the Company’s Financial Services segment include mortgage banking and title services provided to the homebuilding operations’ customers.  We do not retain or service mortgages that we originate but rather sell the mortgages and related servicing rights to investors.

Corporate and unallocated primarily represents operations at our headquarters in Red Bank, New Jersey.  This includes our executive offices, information services, human resources, corporate accounting, training, treasury, process redesign, internal audit, construction services, and administration of insurance, quality, and safety.  It also includes interest income and interest expense resulting from interest incurred that cannot be capitalized in inventory in the Homebuilding segments, as well as the gains or losses on extinguishment of debt from debt repurchases or exchanges.

Evaluation of segment performance is based primarily on operating earnings from continuing operations before provision for income taxes (“(Loss) income before income taxes”).  (Loss) income before income taxes for the Homebuilding segments consist of revenues generated from the sales of homes and land, (loss) income from unconsolidated entities, management fees and other income, less the cost of homes and land sold, selling, general and administrative expenses and minority interest expense.  Income before income taxes for the Financial Services segment consist of revenues generated from mortgage financing, title insurance and closing services, less the cost of such services and certain selling, general and administrative expenses incurred by the Financial Services segment.

Operational results of each segment are not necessarily indicative of the results that would have occurred had the segment been an independent stand-alone entity during the periods presented.

Financial information relating to operations of our segments was as follows:

	Year Ended October 31,
(In thousands)	2011	2010	2009
Revenues:
Northeast	$201,984	$298,713	$364,876
Mid-Atlantic	199,716	282,052	297,706
Midwest	70,567	93,358	117,308
Southeast	79,453	93,493	119,779
Southwest	425,152	393,639	422,808
West	128,658	178,480	234,740
Total homebuilding	1,105,530	1,339,735	1,557,217
Financial services	29,481	31,973	35,550
Corporate and unallocated	(104)	134	3,523
Total revenues	$1,134,907	$1,371,842	$1,596,290
(Loss) income before income taxes:
Northeast	$(99,276)	$(92,605)	$(341,147)
Mid-Atlantic	(17,286)	(4,762)	(85,817)
Midwest	(8,977)	(13,226)	(24,390)
Southeast	(11,874)	(11,219)	(67,891)
Southwest	29,316	23,192	(60,777)
West	(40,599)	(61,769)	(304,539)
Total homebuilding	(148,696)	(160,389)	(884,561)
Financial services	8,109	8,899	6,255
Corporate and unallocated	(151,001)	(143,792)	206,287
Loss before income taxes	$(291,588)	$(295,282)	$(672,019)

	October 31,
(In thousands)	2011	2010
Assets:
Northeast	$385,217	$456,544
Mid-Atlantic	219,287	177,503
Midwest	59,105	47,818
Southeast	83,044	58,765
Southwest	188,321	206,001
West	168,590	195,808
Total homebuilding	1,103,564	1,142,439
Financial services	85,106	101,795
Corporate and unallocated	413,510	573,326
Total assets	$1,602,180	$1,817,560

	October 31,
(In thousands)	2011	2010
Investments in and advances to unconsolidated joint ventures:
Northeast	$15,450	$16,437
Mid-Atlantic	26,477	12,568
Midwest	2,957	4,432
Southeast	4,687	4,528
Southwest	-	35
West	7,310	-
Total homebuilding	56,881	38,000
Corporate and unallocated	945	-
Total investments in and advances to unconsolidated joint ventures	$57,826	$38,000

	Year Ended October 31,
(In thousands)	2011	2010	2009
Homebuilding interest expense:
Northeast	$33,833	$27,105	$28,566
Mid-Atlantic	10,180	16,572	18,452
Midwest	2,441	3,807	3,712
Southeast	4,036	5,570	8,050
Southwest	14,552	13,927	23,914
West	10,264	17,896	23,639
Total homebuilding	75,306	84,877	106,333
Corporate and unallocated	96,539	97,482	94,136
Financial services interest expense (income) (1)	350	(291)	(507)
Total interest expense, net	$172,195	$182,068	$199,962

(1)	Financial services interest income and interest expenses are included in the Financial services lines on the Consolidated Statements of Operations in the respective revenues and expenses sections.

	Year Ended October 31,
(In thousands)	2011	2010	2009
Depreciation:
Northeast	$677	$1,167	$1,533
Mid-Atlantic	437	474	577
Midwest	1,825	1,609	3,671
Southeast	132	356	1,196
Southwest	292	340	503
West	409	832	1,009
Total homebuilding	3,772	4,778	8,489
Financial services	391	447	489
Corporate and unallocated	5,177	7,351	9,549
Total depreciation and goodwill and intangible amortization and impairment	$9,340	$12,576	$18,527

	Year Ended October 31,
(In thousands)	2011	2010	2009
Net additions to operating properties and equipment:
Northeast	$191	$426	$41
Mid-Atlantic	19	-	34
Midwest	66	290	170
Southeast	34	-	122
Southwest	28	19	-
West	118	-	22
Total homebuilding	456	735	389
Financial services	74	-	11
Corporate and unallocated	296	1,721	350
Total net additions to operating properties and equipment	$826	$2,456	$750

	Year Ended October 31,
(In thousands)	2011	2010	2009
Equity in (losses) earnings from unconsolidated joint ventures:
Northeast	$(4,474)	$(29)	$(31,156)
Mid-Atlantic	(4,340)	(391)	(3,866)
Midwest	672	390	(1,808)
Southeast	676	322	(4,359)
Southwest	83	664	(4,824)
West	(1,575)	-	(28)
Total equity in (losses) earnings from unconsolidated joint ventures	$(8,958)	$956	$(46,041)

12. Retirement Plan

In December 1982, we established a defined contribution savings and investment retirement plan (a 401K plan).  All associates are eligible to participate in the retirement plan and employer contributions are based on a percentage of associate contributions and our operating results.  There were no plan costs charged to operations in fiscals 2011 and 2010 as forfeited unvested contributions were used to cover such costs.  Plan costs charged to operations amounted to $0.2 million for the year ended October 31, 2009. In 2009, we suspended the employer match portion of the program.

13. Income Taxes

Income taxes payable (receivable), including deferred benefits, consists of the following:

	Year Ended October 31,
(In thousands)	2011	2010
State income taxes:
Current	$36,164	$35,124
Deferred	-	-
Federal income taxes:
Current	5,665	(17,214)
Deferred	-	-
Total	$41,829	$17,910

The provision for income taxes is composed of the following charges (benefits):

	Year Ended October 31,
(In thousands)	2011	2010	2009
Current income tax (benefit) expense:
Federal	$(1,577)	$(291,334)	$19,603
State(1)	(3,924)	(6,536)	25,320
Total current income tax (benefit) expense:	(5,501)	(297,870)	44,923
Deferred income tax (benefit) expense:
Federal	-	-	(197)
State	-	-	(33)
Total deferred income tax (benefit) expense:	-	-	(230)
Total	$(5,501)	$(297,870)	$44,693

(1)
The current state income tax expense is net of the use of state net operating losses amounting to $0.5 million, $0.4 million, and $0.1 million for the years ended October 31, 2011, 2010, and 2009, respectively.

In 2011, we recorded a tax benefit of $5.5 million primarily due to a decrease in tax reserves for uncertain tax positions. In 2010, we recorded a tax benefit of $297.9 million.  On November 6, 2009, President Obama signed the Worker, Homeownership, and Business Assistance Act of 2009, under which the Company was able to carryback its 2009 net operating loss to previously profitable years that were not available for carryback prior to the new tax legislation.  We recorded the impact of the carryback of $291.3 million in the three months ended January 31, 2010.  We received $274.1 million in the second quarter of fiscal 2010 and the remaining $17.2 million in the three months ended January 31, 2011.

Deferred federal and state income tax assets primarily represent the deferred tax benefits arising from temporary differences between book and tax income which will be recognized in future years as an offset against future taxable income. If the combination of future years’ income (or loss) and the reversal of the timing differences results in a loss, such losses can be carried forward to future years to recover the deferred tax assets.

In accordance with ASC 740, as described in Note 3, we evaluate our deferred tax assets quarterly to determine if valuation allowances are required. ASC 740 requires that companies assess whether valuation allowances should be established based on the consideration of all available evidence using a “more-likely-than-not” standard.  Given the continued downturn in the homebuilding industry during 2009, 2010, and 2011, resulting in additional inventory and intangible impairments, we are in a three-year cumulative loss position as of October 31, 2011. According to ASC 740, a three-year cumulative loss is significant negative evidence in considering whether deferred tax assets are realizable, and in this circumstance, the Company does not rely on projections of future taxable income to support the recovery of deferred tax assets.

During 2011, we increased the valuation allowance by $88.4 million against our deferred tax assets. Our valuation allowance increased to $899.4 million at October 31, 2011 from $811.0 million at October 31, 2010 primarily due to additional reserves recorded for the federal and state tax benefits related to losses incurred during the period.  Our state net operating losses of approximately $2.3 billion expire between 2012 and 2031. Our federal net operating losses of $1.3 billion expire between 2028 and 2031.

The deferred tax assets and liabilities have been recognized in the Consolidated Balance Sheets as follows:

	Year Ended October 31,
(In thousands)	2011	2010
Deferred tax assets:
Association subsidy reserves	$233	$1,115
Depreciation	1,035	169
Inventory impairment loss	295,271	346,464
Uniform capitalization of overhead	6,446	6,165
Warranty, legal and bonding reserves	19,915	28,985
Deferred income	1,235	1,581
Acquisition intangibles	32,688	47,253
Restricted stock bonus	8,053	9,422
Rent on abandoned space	6,868	8,485
Stock options	1,956	2,508
Provision for losses	28,183	31,824
Joint venture loss	16,172	14,815
Federal net operating losses	444,573	316,710
State net operating losses	180,399	157,890
Other	9,547	7,062
Total deferred tax assets	1,052,574	980,448
Deferred tax liabilities:
Rebates and discounts	-	5,852
Acquisition intangibles	303	243
Debt repurchase income	152,564	162,934
Other	293	372
Total deferred tax liabilities	153,160	169,401
Valuation allowance	(899,414)	(811,047)
Net deferred income taxes	$-	$-

The effective tax rates varied from the statutory federal income tax rate. The effective tax rate is affected by a number of factors, the most significant of which is the valuation allowance recorded against our deferred tax assets.  The sources of these factors were as follows:
	Year Ended October 31,
	2011	2010	2009
Computed “expected” tax rate	35.0%	35.0%	35.0%
State income taxes, net of Federal income tax benefit	(0.1)	(0.3)	(1.0)
Permanent differences, net	(1.2)	1.2	(1.0)
Deferred tax asset valuation allowance impact	(25.8)	65.2	(39.8)
Tax contingencies	(3.2)	-	-
Adjustments to prior years’ tax accruals	(2.8)	-	-
Other		(0.2)	0.1
Effective tax rate	1.9%	100.9%	(6.7)%

ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of ASC 740-10 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

We recognize tax liabilities in accordance with ASC 740-10 and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a liability that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

We recognize interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations.  Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet.

The following is a tabular reconciliation of the total amount of unrecognized tax benefits for the year (in millions) excluding interest and penalties:

	2011	2010
Unrecognized tax benefit—November 1,	$23.0	$42.1
Gross increases—tax positions in current period	9.3	-
Settlements	(0.4)	(14.0)
Lapse of statute of limitations	(5.1)	(5.1)
Unrecognized tax benefit—October 31,	$26.8	$23.0

Related to the unrecognized tax benefits noted above, we, as of October 31, 2011, and 2010, have recognized a liability for interest and penalties of $18.8 million and $20.8 million, respectively.  For the years ended October 31, 2011, 2010 and 2009, we recognized $(2.0) million, $(3.2) million and $17.9 million, respectively, of interest and penalties in income tax (benefit) provision.

It is likely that, within the next twelve months, the amount of the Company's unrecognized tax benefits will decrease by approximately $15.8 million, excluding penalties and interest.  This reduction is expected primarily due to the expiration of statutes of limitation or the expectation of settlement. The total amount of unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate (excluding any related impact to the valuation allowance) is $26.8 million  and $23.0 million as of October 31, 2011 and 2010, respectively.  The recognition of unrecognized tax benefits could have an impact on the Company’s deferred tax assets and the valuation allowance.

There is an open federal audit for the year ended October 31, 2010.  We are also subject to various income tax examinations in the states in which we do business. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit, appeal, and in some cases, litigation process. As each audit is concluded, adjustments, if any, are appropriately recorded in the period determined.  To provide for potential exposures, tax reserves are recorded, if applicable, based on reasonable estimates of potential audit results.  However, if the reserves are insufficient upon completion of an audit, there could be an adverse impact on our financial position and results of operations.  The statute of limitations for our major tax jurisdictions remains open for examination for tax years 2007 – 2010.

14.  Reduction of Inventory to Fair Value

We record impairment losses on inventories related to communities under development and held for future development when events and circumstances indicate that they may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their related carrying amounts. If the expected undiscounted cash flows are less than the carrying amount, then the community is written down to its fair value. We estimate the fair value of each impaired community by determining the present value of the estimated future cash flows at a discount rate commensurate with the risk of the respective community. For the year ended October 31, 2011, our discount rates used for the impairments recorded range from 17.3% to 19.8%.  Should the estimates or expectations used in determining cash flows or fair value decrease or differ from current estimates in the future, we may be required to recognize additional impairments. We recorded impairment losses, which are included in the Consolidated Statements of Operations and deducted from inventory, of $77.5 million, $122.5 million, and $614.1 million for the years ended October 31, 2011, 2010, and 2009, respectively.

The following table represents impairments by segment for fiscal 2011, 2010, and 2009:

(Dollars in millions)	Year Ended October 31, 2011
	Number of Communities	Dollar Amount of Impairment	Pre- Impairment Value $
Northeast	11	$54.9	$179.9
Mid-Atlantic	5	3.4	17.3
Midwest	7	1.1	4.2
Southeast	11	1.5	5.1
Southwest	1	0.1	0.3
West	6	16.5	45.2
Total	41	$77.5	$252.0

(Dollars in millions)	Year Ended October 31, 2010
	Number of Communities	Dollar Amount of Impairment	Pre- Impairment Value $
Northeast	14	$72.2	$156.5
Mid-Atlantic	8	3.4	7.1
Midwest	15	4.6	8.2
Southeast	21	2.2	8.0
Southwest	6	0.9	10.8
West	19	39.2	62.8
Total	83	$122.5	$253.4

(Dollars in millions)	Year Ended October 31, 2009
	Number of Communities	Dollar Amount of Impairment	Pre- Impairment Value $
Northeast	33	$244.7	$502.6
Mid-Atlantic	55	48.5	148.1
Midwest	11	6.5	19.5
Southeast	101	40.5	116.5
Southwest	46	36.8	90.2
West	67	237.1	450.8
Total	313	$614.1	$1,327.7

The Consolidated Statements of Operations line entitled “Homebuilding-Inventory impairment loss and land option write-offs” also includes write-offs of options, and approval, engineering and capitalized interest costs that we record when we redesign communities and/or abandon certain engineering costs and we do not exercise options in various locations because the communities’ pro forma profitability is not projected to produce adequate returns on investment commensurate with the risk.  The total aggregate write-offs were $24.3 million, $13.2 million, and $45.4 million for the years ended October 31, 2011, 2010, and 2009, respectively. Occasionally, these write-offs are offset by recovered deposits (sometimes through legal action) that had been written off in a prior period as walk-away costs.  These recoveries have not been significant in comparison to the total costs written off.

The following table represents write-offs of such costs by segment for fiscal 2011, 2010, and 2009:

	Year Ended October 31,
(In millions)	2011	2010	2009
Northeast	$13.4	$4.5	$14.1
Mid-Atlantic	6.1	8.9	10.7
Midwest	0.5	0.0	1.4
Southeast	0.8	(0.6)	4.3
Southwest	0.4	0.3	14.3
West	3.1	0.1	0.6
Total	$24.3	$13.2	$45.4

15. Transactions with Related Parties

During the year ended October 31, 2003, we entered into an agreement (as subsequently amended) to purchase land in California for approximately $31.4 million from an entity that is owned by Hirair Hovnanian, a family relative of our Chairman of the Board and Chief Executive Officer. As of October 31, 2011, we have an option deposit of $3.1 million related to this land acquisition agreement. In accordance with ASC 810-10, we no longer have any balance consolidated under “Consolidated inventory not owned” in the Consolidated Balance Sheets. Neither the Company nor the Chairman of the Board and Chief Executive Officer has a financial interest in the relative’s company from whom the land was purchased.

During the fiscal years ended October 31, 2011, 2010, and 2009, an engineering firm owned by Tavit Najarian, a relative of our Chairman of the Board and Chief Executive Officer, provided services to the Company totaling $1.0 million, $1.3 million, and $1.7 million, respectively. Neither the Company nor the Chairman of the Board and Chief Executive Officer has a financial interest in the relative’s company from whom the services were provided.

During the fiscal years ended October 31, 2011 and 2010, a real estate development firm owned by Mazin Kalian, a relative of our Chairman of the Board and Chief Executive Officer, provided consulting services to the Company totaling less than $0.1 million and $0.2 million, respectively, including significant travel related expenses.  The consulting services consisted primarily of negotiations, community design and cost analysis on a potential joint venture.

In December 2005, we entered into an agreement to purchase land in New Jersey from an entity that is owned by Hirair Hovnanian, a family relative of our Chairman of the Board and Chief Executive Officer at a base price of $25 million. The land was to be acquired in four phases over a period of three years from the date of acquisition of the first phase and the land seller was obligated to obtain all government approvals. The purchase prices for all phases were subject to an increase in the purchase price of the phase per annum from February 1, 2008. On June 11, 2008, the parties amended the purchase agreement and closed title to 43 of the 86 building lots in phase one. The purchase of the balance of phase one was deferred to no later than the scheduled closing of phase four. On November 12, 2009, the parties closed title to 83 building lots located in phase two.  On June 22, 2010, the parties closed title to 84 building lots located in phase three.  On June 13, 2011, the parties closed title to the 137 building lots, which included the building lots contained within phase four and the deferred balance of building lots from phase one.  As of October 31, 2011, all of the property under the purchase agreement had been purchased by the Company for a total purchase price of approximately $29.2 million. Neither the Company nor the Chairman of the Board and Chief Executive Officer has or had a financial interest in the relatives' company from whom the land was purchased.

16. Stock Plans

We have a stock option plan for certain officers and key employees. Options are granted by a Committee appointed by the Board of Directors (the Committee) or its delegee in accordance with the stock option plan. The exercise price of all stock options must be at least equal to the fair market value of the underlying shares on the date of the grant. Options granted before June 8, 2007 generally vest in four equal installments on the third, fourth, fifth and sixth anniversaries of the date of the grant. Options granted on or after June 8, 2007 generally vest in four equal installments on the second, third, fourth and fifth anniversaries of the date of the grant. Certain Southeast Region associates were granted and held options to purchase the stock from the acquired company prior to the January 23, 2001 acquisition. These options vest in three installments: 25% on the first and second anniversary and 50% on the third anniversary of the date of the grant. In connection with the acquisition, the options were exchanged for options to purchase the Company’s Class A Common Stock. All options expire 10 years after the date of the grant. During the year ended October 31, 2011, each of the five outside directors of the Company was granted options to purchase between 18,900 and 29,700 shares. All shares granted to the outside directors were issued at the same price and terms as those granted to officers and key employees, except the outside directors’ options vest in three equal installments on the first, second and third anniversaries of the date of the grant. Stock option transactions are summarized as follows:

	October 31, 2011	Weighted-Average Exercise Price	October 31, 2010	Weighted-Average Exercise Price	October 31, 2009	Weighted-Average Exercise Price
Options outstanding at beginning of period	6,316,860	$8.72	5,774,767	$9.42	6,959,205	$21.17
Granted	674,100	$1.93	1,132,750	$4.73	1,871,313	$2.55
Exercised			348,000	$2.86	150,000	$3.00
Forfeited	238,499	$7.33	242,657	$15.33	337,500	$16.45
Cancellations	1,200,000	$11.19			2,528,251	$36.83

Expired	458,094	$11.57			40,000	$4.13
Options outstanding at end of period	5,094,367	$7.05	6,316,860	$8.72	5,774,767	$9.42
Options exercisable at end of period	1,764,338		2,519,600		2,472,324

There were no options exercised during fiscal 2011. The total intrinsic value of options exercised during fiscal 2010 and 2009 was $0.5 million and $0.2 million, respectively. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option.

All options outstanding and exercisable had no intrinsic value at October 31, 2011. Exercise prices for options outstanding at October 31, 2011 ranged from $1.93 to $60.36.

The weighted-average fair value of grants made in fiscal 2011, 2010, and 2009 was $1.57, $3.77, and $1.84 per share, respectively. Based on the fair value at the time they were granted, the weighted-average fair value of options vested in fiscal 2011, 2010, and 2009 was $3.92, $8.58, and $18.98 per share, respectively.

The following table summarizes the exercise price range and related number of options outstanding at October 31, 2011:

Range of Exercise Prices	Number Outstanding	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Life
$1.93 – $5.00	3,381,163	$3.11	8.38
$5.01 – $10.00	964,500	$6.49	6.34
$10.01 – $20.00	180,704	$16.16	1.03
$20.01 – $30.00	292,500	$21.74	5.58
$30.01 – $40.00	230,500	$32.54	3.74
$40.01 – $50.00	10,000	$41.45	2.25
$50.01 – $60.00	30,000	$54.70	3.42
$60.01 – $70.00	5,000	$60.36	3.67
	5,094,367	$7.05	7.31

The following table summarizes the exercise price range and related number of exercisable options at October 31, 2011:

Range of Exercise Prices	Number Exercisable	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life
$1.93 – $5.00	577,491	$2.83	7.79
$5.01 – $10.00	543,131	$6.52	6.08
$10.01 – $20.00	180,704	$16.16	1.01
$20.01 – $30.00	220,881	$21.76	5.49
$30.01 – $40.00	197,131	$32.57	3.59
$40.01 – $50.00	10,000	$41.45	2.17
$50.01 – $60.00	30,000	$54.70	3.40
$60.01 – $70.00	5,000	$60.36	3.58
	1,764,338	$12.29	5.69

A summary of the Company’s nonvested options as of and for the year ended October 31, 2011, is as follows:

	Options	Grant Date Fair Value
Nonvested at beginning of period	3,797,260	$3.57
Granted	674,100	$1.57
Vested	(902,832)	$3.92
Forfeited	(238,499)	$7.33
Nonvested at end of period	3,330,029	$2.93

Officers and key employees that are granted stock options may elect to receive either the amount of stock options granted, or a reduced amount of restricted stock shares, or a combination thereof. The restricted stock shares vest 25% each year beginning on the 2nd anniversary of the grant date.  Participants age 60 years or older, or age 58 with 15 years of service vest after one year. During the years ended October 31, 2011 and 2010, we granted 44,468 and 35,916 shares and issued 20,613 and 32,117 shares related to the annual restricted stock plan, respectively. During the years ended October 31, 2011 and 2010, 16,744 and 14,267 shares were forfeited related to the restricted stock plan, respectively.

For certain associates in certain years, a portion of their bonus is paid by issuing a deferred right to receive our common stock. The number of shares is calculated for each bonus year by dividing the portion of the bonus subject to the deferred right award by our average stock price for the year or the stock price at year-end, whichever is lower. Twenty-five percent of the deferred right award will vest and shares will be issued one year after the year end and then 25% a year for the next three years. Participants with 20 years of service or over 58 years of age vest immediately. During the years ended October 31, 2011 and 2010, we issued 355,403 and 192,128 shares under the plan. During the years ended October 31, 2011 and 2010, 45,818 and 43,490 shares were forfeited under this plan, respectively.

For the years ended October 31, 2011, 2010 and 2009, no rights in lieu of bonus payments were awarded. For the years ended October 31, 2011, 2010 and 2009, total compensation cost recognized in the Consolidated Statement of Operations for the annual restricted stock grant and the deferred compensation awards was $1.7 million, $3.7 million and $8.2 million, respectively.  In addition to nonvested share awards summarized in the following table, there were 692,668 and 1,100,250 shares of vested restricted stock at October 31, 2011 and 2010, respectively, which were deferred at the associates' election.

A summary of the Company’s nonvested share awards as of and for the year ended October 31, 2011, is as follows:

	Shares	Weighted-Average Grant Date Fair Value
Nonvested at beginning of period	3,907,959	$6.05
Granted	44,468	$1.93
Vested	(291,717)	$10.11
Forfeited	(1,850,533)	$4.83
Nonvested at end of period	1,810,177	$4.99

Included in the above table are restricted stock awards for a long term incentive plan for certain associates, which is a performance based plan. The awards included above for this plan are based on our current best estimate of the outcome for the performance criteria.  The change in this estimate resulted in a reduction of 1.6 million shares, which is reflected in forfeited on the above table.

As of October 31, 2011, we have 10,000 shares authorized for future issuance under our equity compensation plans. In addition, as of October 31, 2011, there was $23.2 million of total unrecognized compensation costs related to nonvested share based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 2.64 years.

During fiscal 2009, the Chief Executive Officer, Chief Financial Officer, each of the nonexecutive members of the Board of Directors and other senior executives of the Company consented to the cancellation of certain of their options (with the full understanding that the Company made no commitment to provide them with any other form of consideration in respect of the cancelled options) in order to reduce a portion of the equity reserve “overhang” under the Company’s equity compensation plans represented by the number of shares of the Company’s common stock remaining available for future issuance under such plans (including shares that may be issued upon the exercise or vesting of outstanding options and other rights). In fiscal 2009, the Company recorded compensation expense related to the cancellation of stock options of $15.7 million in “Corporate general and administrative” on the Consolidated Statements of Operations. During fiscal 2011, the Chief Executive Officer and Chief Financial Officer, consented to an additional cancellation of certain of their options (with the full understanding that the Company made no commitment to provide them with any other form of consideration in respect of the cancelled options) in order to reduce a portion of the equity reserve “overhang” under the Company’s equity compensation plans represented by the number of shares of the Company’s common stock remaining available for future issuance under such plans (including shares that may be issued upon the exercise or vesting of outstanding options and other rights). No compensation expense was recorded related to the cancellation of stock options in fiscal 2011, as the options canceled were fully vested and expensed prior to fiscal 2011.

17. Warranty Costs

Over the past several years, general liability insurance for homebuilding companies and their suppliers and subcontractors has become very difficult to obtain. The availability of general liability insurance has been limited due to a decreased number of insurance companies willing to underwrite for the industry. In addition, those few insurers willing to underwrite liability insurance have significantly increased the premium costs. We have been able to obtain general liability insurance but at higher premium costs with higher deductibles. We have been advised that a significant number of our subcontractors and suppliers have also had difficulty obtaining insurance that also provides us coverage. As a result, we introduced an owner controlled insurance program for certain of our subcontractors, whereby the subcontractors pay us an insurance premium based on the value of their services, and we absorb the liability associated with their work on our homes as part of our overall general liability insurance.

We establish a warranty accrual for repair costs under $5,000 per occurrence to homes, community amenities, and land development infrastructure. We accrue for warranty costs as part of cost of sales at the time each home is closed and title and possession have been transferred to the homebuyer. In addition, we accrue for warranty costs over $5,000 per occurrence as part of our general liability insurance deductible, which is expensed as selling, general, and administrative costs. For homes delivered in fiscal 2011 and 2010, our deductible under our general liability insurance was $20 million per occurrence for construction defect and warranty claims.  For bodily injury claims, our deductible per occurrence in 2011 and 2010 was $0.1 million up to a $5 million limit. Our aggregate retention in 2011 was $21 million for construction defect, warranty and bodily injury claims.  Our aggregate retention in 2010 was $21 million for construction defect and warranty claims, and $20 million for bodily injury claims. Additions and charges in the warranty reserve and general liability reserve for the years ended October 31, 2011 and 2010 are as follows:

	Year Ended October 31,
(In Thousands)	2011	2010
Balance, beginning of year	$125,268	$127,869
Additions during year	36,849	37,605
Charges incurred during year	(38,252)	(40,206)
Balance, end of year	$123,865	$125,268

Warranty accruals are based upon historical experience. We engage a third-party actuary that uses our historical warranty data and construction defect data, worker’s compensation data, and other industry data to assist us in estimating our reserves for unpaid claims, claim adjustment expenses and incurred but not reported claims for the risks that we are assuming under the general liability and workers compensation programs. The estimates include provisions for inflation, claims handling, and legal fees.

Insurance claims paid by our insurance carriers, excluding insurance deductibles paid, were $9.8 million and $10.2 million for the years ended October 31, 2011 and 2010, respectively, primarily for prior years’ deliveries.

18. Commitments and Contingent Liabilities

We are involved in litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on our financial position or results of operations, and we are subject to extensive and complex regulations that affect the development and home building, sales and customer financing processes, including zoning, density, building standards and mortgage financing.  These regulations often provide broad discretion to the administering governmental authorities.  This can delay or increase the cost of development or homebuilding.

We also are subject to a variety of local, state, federal and foreign laws and regulations concerning protection of health and the environment.  The particular environmental laws that apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former uses of the site.  These environmental laws may result in delays, may cause us to incur substantial compliance, remediation and/or other costs, and can prohibit or severely restrict development and homebuilding activity.

The New York State Department of Environmental Conservation (the “NYSDEC”) assessed a $161,000 civil penalty (of which $96,000 was suspended) against us and required us to perform certain measures in connection with notices of violation for allegedly failing to comply with a storm water permit at an incomplete project in the state of New York.  We have paid the $65,000 penalty, have timely completed the required measures, and have received from the NYSDEC a post-inspection letter stating that the measures it required us to perform have been addressed.

We anticipate that increasingly stringent requirements will be imposed on developers and homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time-consuming and expensive compliance programs and in substantial expenditures, which could cause delays and increase our cost of operations. In addition, the continued effectiveness of permits already granted or approvals already obtained is dependent upon many factors, some of which are beyond our control, such as changes in policies, rules, and regulations and their interpretations and application.

The Company is also involved in the following litigation:

A subsidiary of the Company has been named as a defendant in a purported class action suit filed on May 30, 2007 in the United States District Court for the Middle District of Florida, Randolph Sewell, et al., v. D’Allesandro & Woodyard, et al., alleging violations of the federal securities acts, among other allegations, in connection with the sale of some of the subsidiary’s homes in Fort Myers, Florida.  Plaintiffs filed an amended complaint on October 19, 2007.  Plaintiffs sought to represent a class of certain home purchasers in southwestern Florida and sought damages, rescission of certain purchase agreements, restitution of out-of-pocket expenses, and attorneys’ fees and costs.  The Company’s subsidiary filed a motion to dismiss the amended complaint on December 14, 2007.  Following oral argument on the motion in September 2008, the court dismissed the amended complaint with leave for plaintiffs to amend. Plaintiffs filed a second amended complaint on October 31, 2008. The Company’s subsidiary filed a motion to dismiss this second amended complaint.  The Court dismissed portions of the second amended complaint.  The Court dismissed additional portions of the second amended complaint on April 28, 2010.  We have recently agreed with the plaintiffs to settle this case for an immaterial amount, and the settlement documents are in the process of being drafted by counsel.

19. Variable Interest Entities

The Company enters into land and lot option purchase contracts to procure land or lots for the construction of homes. Under these contracts, the Company will fund a stated deposit in consideration for the right, but not the obligation, to purchase land or lots at a future point in time with predetermined terms. Under the terms of the option purchase contracts, many of the option deposits are not refundable at the Company's discretion.

Certain option purchase contracts result in the creation of a variable interest in the entity that owns the land parcel under option. In June 2009, the Financial Accounting Standards Board revised its guidance regarding the determination of a primary beneficiary of a variable interest entity.  The revisions were effective for the Company as of November 1, 2010 and amend the existing quantitative guidance used in determining the primary beneficiary of a variable interest entity by requiring entities to qualitatively assess whether an enterprise is a primary beneficiary, based on whether the entity has (i) power to direct the significant activities of the entity and (ii) an obligation to absorb losses or the right to receive benefits that could be potentially significant to the entity. The revised guidance also increased the required disclosures about a reporting entity's involvement with variable interest entities. The Company has determined it did not have the power to direct the activities that most significantly impact such entities' economic performance; therefore, all of the variable interest entities that were previously reported as consolidated inventory not owned on the Company's balance sheets were deconsolidated which reduced, as of November 1, 2010, both Consolidated inventory not owned and Liabilities from inventory not owned by $32.7 million.

We will continue to secure land and lots using options, some of which are with variable interest entities. Including deposits on our unconsolidated variable interest entities, at October 31, 2011, we had total cash and letters of credit deposits amounting to approximately $21.4 million to purchase land and lots with a total purchase price of $597.9 million.  The maximum exposure to loss with respect to our land and lot options is limited to the deposits, although some deposits are refundable at our request or refundable if certain conditions are not met.

20. Investments in Unconsolidated Homebuilding and Land Development Joint Ventures

We enter into homebuilding and land development joint ventures from time to time as a means of accessing lot positions, expanding our market opportunities, establishing strategic alliances, managing our risk profile, leveraging our capital base and enhancing returns on capital.  Our homebuilding joint ventures are generally entered into with third-party investors to develop land and construct homes that are sold directly to third-party homebuyers.  Our land development joint ventures include those entered into with developers and other homebuilders as well as financial investors to develop finished lots for sale to the joint venture’s members or other third parties.

During the three months ended January 31, 2011, we entered into a joint venture agreement to acquire a portfolio of homebuilding projects, including land we previously owned. We sold the land we owned to the joint venture for net proceeds of $36.1 million, which was equal to our book value in the land at that time, and recorded an investment in unconsolidated joint ventures of $19.7 million for our interest in the venture.  During the three months ended April 30, 2011, we expanded this joint venture, selling additional land we owned to the joint venture for net proceeds of $27.2 million, which was equal to our book value in the land at that time, and recorded an additional investment of $11.4 million for our interest in the venture.  Separately, during the three months ended January 31, 2011, our partner in a land development joint venture transferred its interest in the venture to us.  The consolidation resulted in increases in inventory and non-recourse land mortgages of $9.5 million and $18.5 million, respectively, and a decrease in other liabilities of $9.0 million.

The tables set forth below summarize the combined financial information related to our unconsolidated homebuilding and land development joint ventures that are accounted for under the equity method.

	October 31, 2011
(Dollars In Thousands)	Homebuilding	Land Development	Total
Assets:
Cash and cash equivalents	$21,380	$287	$21,667
Inventories	310,743	14,786	325,529
Other assets	25,388		25,388
Total assets	$357,511	$15,073	$372,584
Liabilities and equity:
Accounts payable and accrued liabilities	$21,035	$11,710	$32,745
Notes payable	199,821	21	199,842
Total liabilities	220,856	11,731	232,587
Equity of:
Hovnanian Enterprises, Inc.	52,013	1,312	53,325
Others	84,642	2,030	86,672
Total equity	136,655	3,342	139,997
Total liabilities and equity	$357,511	$15,073	$372,584
Debt to capitalization ratio	59%	1%	59%

	October 31, 2010
(Dollars In Thousands)	Homebuilding	Land Development	Total
Assets:
Cash and cash equivalents	$17,538	$161	$17,699
Inventories	247,790	73,864	321,654
Other assets	20,321		20,321
Total assets	$285,649	$74,025	$359,674
Liabilities and equity:
Accounts payable and accrued liabilities	$19,076	$17,266	$36,342
Notes payable	159,715	36,791	196,506
Total liabilities	178,791	54,057	232,848
Equity of:
Hovnanian Enterprises, Inc.	29,208	2,510	31,718
Others	77,650	17,458	95,108
Total equity	106,858	19,968	126,826
Total liabilities and equity	$285,649	$74,025	$359,674
Debt to capitalization ratio	60%	65%	61%

As of October 31, 2011 and 2010, we had advances outstanding of approximately $11.7 and $13.5 million to these unconsolidated joint ventures, which were included in the “Accounts payable and accrued liabilities” balances in the table above. On our Consolidated Balance Sheets, our “Investments in and advances to unconsolidated joint ventures” amounted to $57.8 million and $38.0 million at October 31, 2011 and 2010, respectively. In some cases, our net investment in these joint ventures is less than our proportionate share of the equity reflected in the table above because of the differences between asset impairments recorded against our joint venture investments and any impairments recorded in the applicable joint venture.  Impairments of joint venture investments are recorded at fair value while impairments recorded in the joint venture are recorded when undiscounted cash flows trigger the impairment. During fiscal 2009, we wrote down certain joint venture investments by $26.4 million based on our determination that the investment in these joint ventures has sustained an other than temporary impairment.  During fiscal 2011 and fiscal 2010, we did not write-down any joint venture investments, however, one of our joint ventures in the Northeast recorded an asset impairment in the fourth quarter of fiscal 2011.  We recorded our proportionale share of this impairment charge as part of our  share of the net loss of the venture.

	For The Twelve Months Ended October 31, 2011
(Dollars In Thousands)	Homebuilding	Land Development	Total
Revenues	$177,301	$12,226	$189,527
Cost of sales and expenses	(181,651)	(11,114)	(192,765)
Joint venture net (loss) income	$(4,350)	$1,112	$(3,238)
Our share of net (loss) income	$(8,395)	$647	$(7,748)

	For The Twelve Months Ended October 31, 2010
(Dollars In Thousands)	Homebuilding	Land Development	Total
Revenues	$137,073	$19,307	$156,380
Cost of sales and expenses	(135,878)	(21,260)	(157,138)
Joint venture net income (loss)	$1,195	$(1,953)	$(758)
Our share of net income	$683	$469	$1,152

	For The Twelve Months Ended October 31, 2009
(Dollars In Thousands)	Homebuilding	Land Development	Total
Revenues	$117,725	$13,626	$131,351
Cost of sales and expenses	(231,751)	(18,367)	(250,118)
Joint venture net loss	$(114,026)	$(4,741)	$(118,767)
Our share of net loss	$(24,279)	$(2,252)	$(26,531)

“(Loss) income from unconsolidated joint ventures” is reflected as a separate line in the accompanying Consolidated Statements of Operations and reflects our proportionate share of the loss or income of these unconsolidated homebuilding and land development joint ventures.  The difference between our share of the loss or income from these unconsolidated joint ventures disclosed in the tables above compared to the Consolidated Statements of Operations for fiscal 2011 and fiscal 2010, is due primarily to one joint venture that had net income for which we do not get any share of the profit because of the cumulative equity position of the joint venture, the reclassification of the intercompany portion of management fee income from certain joint ventures, and the deferral of income for lots purchased by us from certain joint ventures. For fiscal 2009, the difference between our share of the loss disclosed in the tables compared to the Consolidated Statements of Operations was primarily due to the write down of our investment in one joint venture where we determined that our investment had an other than temporary impairment.

 For the twelve months ended October 31 2011, we incurred losses that exceeded the sum of the losses (and gains) earned by the joint ventures. This was largely the result of the mix of our share of either the profit or loss in each of the joint ventures. Our ownership interests in the joint ventures vary but our voting interests are generally 50% or less.

In determining whether or not we must consolidate joint ventures where we are the manager of the joint venture, we assess whether the other partners have specific rights to overcome the presumption of control by us as the manager of the joint venture.  In most cases, the presumption is overcome because the joint venture agreements require that both partners agree on establishing the operations and capital decisions of the partnership, including budgets in the ordinary course of business.

Typically, our unconsolidated joint ventures obtain separate project specific mortgage financing. The amount of financing is generally targeted to be no more than 50% of the joint venture’s total assets.  For our more recent joint ventures obtaining financing has become challenging, therefore, some of our joint ventures are capitalized only with equity. However, for our most recent joint venture, a portion of our partner's capital contribution was in the form of mortgage financing. Including the impact of impairments recorded by the joint ventures, the average debt to capitalization ratio of all our joint ventures is currently 59%. Any joint venture financing is on a nonrecourse basis, with guarantees from us limited only to performance and completion of development, environmental warranties and indemnification, standard indemnification for fraud, misrepresentation and other similar actions, including a voluntary bankruptcy filing.  In some instances, the joint venture entity is considered a variable interest entity under ASC 810-10 "Consolidation – Overall" due to the returns being capped to the equity holders; however, in these instances, we are not the primary beneficiary, and therefore we do not consolidate these entities.

21. Fair Value of Financial Instruments

ASC 820, "Fair Value Measurements and Disclosures", provides a framework for measuring fair value, expands disclosures about fair-value measurements and establishes a fair value hierarchy which prioritizes the inputs used in measuring fair value summarized as follows:

Level 1:                      Fair value determined based on quoted prices in active markets for identical assets.

Level 2:                      Fair value determined using significant other observable inputs.

Level 3:                      Fair value determined using significant unobservable inputs.

Our financial instruments measured at fair value on a recurring basis are summarized below:

(In thousands)	Fair Value Hierarchy	Fair Value at October 31, 2011	Fair Value at October 31, 2010

Mortgage loans held for sale (1)	Level 2	$73,126	$86,501
Interest rate lock commitments	Level 2	142	79
Forward contracts	Level 2	(1,096)	(254)
Total		$72,172	$86,326

(1)  The aggregate unpaid principal balance is $70.4 million and $84.1 million at October 31, 2011 and 2010, respectively.

We elected the fair value option for our loans held for sale for mortgage loans originated subsequent to October 31, 2008 in accordance with ASC 825, which permits us to measure at fair value on a contract-by-contract basis. Management believes that the election of the fair value option for loans held for sale improves financial reporting by mitigating volatility in reported earnings caused by measuring the fair value of the loans and the derivative instruments used to economically hedge them without having to apply complex hedge accounting provisions. In addition, the fair value of these servicing rights is included in the Company’s loans held for sale as of October 31, 2011. Prior to February 1, 2008, the fair value of the servicing rights was not recognized until the related loan was sold. Fair value of the servicing rights is determined based on values in the Company’s servicing sales contracts. Fair value of loans held for sale is based on independent quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics.

The assets accounted for using the fair value option are initially measured at fair value. Gains and losses from initial measurement and subsequent changes in fair value are recognized in the Financial Services segment’s earnings (loss). The changes in fair values that are included in earnings (loss) are shown, by financial instrument and financial statement line item, below:

	Year Ended October 31, 2011
(In thousands)	Loans Held For Sale	Mortgage Loan Commitments	Forward Contracts

Changes in fair value included in net earnings (loss), all reflected in financial services revenues	$362	$63	$(842)

	Year Ended October 31, 2010
(In thousands)	Loans Held For Sale	Mortgage Loan Commitments	Forward Contracts

Changes in fair value included in net earnings (loss), all reflected in financial services revenues	$326	$(175)	$448

	Year Ended October 31, 2009
(In thousands)	Loans Held For Sale	Mortgage Loan Commitments	Forward Contracts

Changes in fair value included in net earnings (loss), all reflected in financial services revenues	$(414)	$(162)	$650

The Company's assets measured at fair value on a nonrecurring basis are those assets for which the Company has recorded valuation adjustments and write-offs during the fiscal years ended October 31, 2011 and 2010.  The assets measured at fair value on a nonrecurring basis are all within the Company's homebuilding operations and summarized below:

Nonfinancial Assets
	Year Ended
	October 31, 2011
(In thousands)	Fair Value Hierarchy	Pre-Impairment Amount	Total Losses	Fair Value

Sold and unsold homes and lots under development	Level 3	$167,568	$(50,999)	$116,569
Land and land options held for future development or sale	Level 3	$84,384	$(26,483)	$57,901

Nonfinancial Assets
	Year Ended
	October 31, 2010
(In thousands)	Fair Value Hierarchy	Pre-Impairment Amount	Total Losses	Fair Value

Sold and unsold homes and lots under development	Level 3	$100,524	$(45,082)	$55,442
Land and land options held for future development or sale	Level 3	$152,896	$(77,411)	$75,485

We record impairment losses on inventories related to communities under development and held for future development when events and circumstances indicate that they may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their related carrying amounts.  If the expected undiscounted cash flows are less than the carrying amount, then the community is written down to its fair value.  We estimate the fair value of each impaired community by determining the present value of its estimated future cash flows at a discount rate commensurate with the risk of the respective community.  For the year ended October 31, 2011, our discount rates used for the impairments recorded ranged from 17.3% to 19.8%.  Should the estimates or expectations used in determining cash flows or fair value decrease or differ from current estimates in the future, we may be required to recognize additional impairments.  We recorded inventory impairments, which are included in the Consolidated Statements of Operations as “Inventory impairment loss and land option write-offs” and deducted from Inventory of $77.5 million, $122.5 million and $614.1 million for the years ended October 31, 2011, 2010 and 2009, respectively.

The Financial Services segment had a pipeline of loan applications in process of $300.6 million at October 31, 2011.  Loans in process for which interest rates were committed to the borrowers totaled approximately $27.5 million as of October 31, 2011. Substantially all of these commitments were for periods of 60 days or less. Since a portion of these commitments is expected to expire without being exercised by the borrowers, the total commitments do not necessarily represent future cash requirements.

The Financial Services segment uses investor commitments and forward sales of mandatory mortgage-backed securities (“MBS”) to hedge its mortgage-related interest rate exposure. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk is managed by entering into MBS forward commitments, option contracts with investment banks, federally regulated bank affiliates and loan sales transactions with permanent investors meeting the segment’s credit standards. The segment’s risk, in the event of default by the purchaser, is the difference between the contract price and fair value of the MBS forward commitments and option contracts. At October 31, 2011, the segment had open commitments amounting to $23.2 million to sell MBS with varying settlement dates through December 19, 2011, which have subsequently settled.                              .

Our financial instruments consist of cash and cash equivalents, restricted cash, receivables, deposits and notes, accounts payable and other liabilities, customers’ deposits, mortgage loans held for sale, nonrecourse land and operating properties mortgages, letter of credit agreements and facilities, mortgage warehouse line of credit, accrued interest, and the senior secured, senior, and senior subordinated notes payable. The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. The fair value of each of the senior secured, senior, and senior subordinated notes is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. The fair value of the senior secured, senior, and senior subordinated amortizing notes is estimated at $653.5 million, $359.0 million and $4.4 million, respectively, as of October 31, 2011 and $830.7 million, $515.6 million and $113.6 million, respectively, as of October 31, 2010. The fair value of our other financial instruments approximates their recorded values.

22. Financial Information of Subsidiary Issuer and Subsidiary Guarantors

Hovnanian Enterprises, Inc., the parent company (the “Parent”), is the issuer of publicly traded common stock and preferred stock, which is represented by depository shares. One of its wholly owned subsidiaries, K. Hovnanian Enterprises, Inc. (the “Subsidiary Issuer”), acts as a finance entity that as of October 31, 2011, had issued and outstanding approximately $797.0 million of senior secured notes ($786.6 million, net of discount), $807.1 million senior notes ($802.9 million, net of discount), and $13.3 million senior subordinated amortizing notes. The senior secured notes, senior notes, and senior subordinated amortizing notes are fully and unconditionally guaranteed by the Parent.

In addition to the Parent, each of the wholly owned subsidiaries of the Parent other than the Subsidiary Issuer (collectively, the “Guarantor Subsidiaries”), with the exception of our home mortgage subsidiaries, certain of our title insurance subsidiaries, joint ventures, subsidiaries holding interests in our joint ventures and our foreign subsidiary (collectively, the “Nonguarantor Subsidiaries”), have guaranteed fully and unconditionally, on a joint and several basis, the obligations of the Subsidiary Issuer to pay principal and interest under the senior secured notes, senior notes, and senior subordinated amortizing notes (issued as a component of our 7.25% Tangible Equity Units).

In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, we have included the accompanying consolidating condensed financial statements. Management does not believe that separate financial statements of the Guarantor Subsidiaries are material to users of our consolidated financial statements. Therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented.

The following Consolidating Condensed Financial Statements present the results of operations, financial position and cash flows of (i) the Parent, (ii) the Subsidiary Issuer, (iii) the Guarantor Subsidiaries, (iv) the Nonguarantor Subsidiaries and (v) the eliminations to arrive at the information for Hovnanian Enterprises, Inc. on a consolidated basis.

CONSOLIDATING CONDENSED BALANCE SHEET
OCTOBER 31, 2011

(In thousands)	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations		Consolidated
Assets:
Homebuilding	$12,756	$200,281	$1,096,594	$207,443	$		$1,517,074
Financial services			4,537	80,569			85,106
Investments in and amounts due to and from consolidated subsidiaries	(467,562)	2,140,349	(2,435,348)	(9,364)		771,925	-
Total assets	$(454,806)	$2,340,630	$(1,334,217)	$278,648		$771,925	$1,602,180
Liabilities and equity:
Homebuilding	$2,172	$(33)	$355,191	$11,276	$		$368,606
Financial services			4,231	60,015			64,246
Notes payable		1,623,957	144				1,624,101
Income taxes payable	39,716		2,113				41,829
Stockholders’ (deficit) equity	(496,694)	716,706	(1,695,896)	207,265		771,925	(496,694)
Non-controlling interest in consolidated joint ventures				92			92
Total liabilities and equity	$(454,806)	$2,340,630	$(1,334,217)	$278,648		$771,925	$1,602,180

CONSOLIDATING CONDENSED BALANCE SHEET
OCTOBER 31, 2010

(In thousands)	Parent	Subsidiary Issuer		Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations		Consolidated
Assets:
Homebuilding	$14,498		$334,551	$1,165,877	$200,839	$		$1,715,765
Financial services				4,435	97,360			101,795
Investments in and amounts due to and from consolidated subsidiaries	(330,310)		2,061,186	(2,202,568)	2,009		469,683	-
Total assets	$(315,812)		$2,395,737	$(1,032,256)	$300,208		$469,683	$1,817,560
Liabilities and equity:
Homebuilding	$1,458	$		$401,567	$4,463	$		$407,488
Financial services				4,271	85,514			89,785
Notes payable			1,640,144	171				1,640,315
Income taxes payable	21,298			(3,388)				17,910
Stockholders’ (deficit) equity	(338,568)		755,593	(1,434,877)	209,601		469,683	(338,568)
Non-controlling interest in consolidated joint ventures					630			630
Total liabilities and equity	$(315,812)		$2,395,737	$(1,032,256)	$300,208		$469,683	$1,817,560

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED OCTOBER 31, 2011

(In thousands)	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Homebuilding	$21	$(245)	$1,103,249	$7,360	$(4,959)	$1,105,426
Financial services			5,523	23,958		29,481
Intercompany charges		114,592	(152,042)	(655)	38,105	-
Total revenues	21	114,347	956,730	30,663	33,146	1,134,907
Expenses:
Homebuilding	5,704	164,947	1,218,886	1,073	13,084	1,403,694
Financial services	307		4,809	16,263	(8)	21,371
Total expenses	6,011	164,947	1,223,695	17,336	13,076	1,425,065
Gain on extinguishment of debt		7,528				7,528
(Loss) income from unconsolidated joint ventures			(712)	(8,246)		(8,958)
(Loss) income before income taxes	(5,990)	(43,072)	(267,677)	5,081	20,070	(291,588)
State and federal income taxes	(20,084)		14,583			(5,501)
Equity in (loss) income from subsidiaries	(300,181)				300,181	-
Net (loss) income	$(286,087)	$(43,072)	$(282,260)	$5,081	$320,251	$(286,087)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED OCTOBER 31, 2010

(In thousands)	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Homebuilding	$20	$(350)	$1,340,887	$4,272	$(4,960)	$1,339,869
Financial services			6,353	25,620		31,973
Intercompany charges		128,383	(190,616)	(228)	62,461	-
Total revenues	20	128,033	1,156,624	29,664	57,501	1,371,842
Expenses:
Homebuilding	8,638	173,709	1,473,481	(11,332)	25,557	1,670,053
Financial services	505		5,182	17,905	(518)	23,074
Total expenses	9,143	173,709	1,478,663	6,573	25,039	1,693,127
Gain on extinguishment of debt		25,047				25,047
(Loss) income from unconsolidated joint ventures			(1,023)	1,979		956
(Loss) income before income taxes	(9,123)	(20,629)	(323,062)	25,070	32,462	(295,282)
State and federal income taxes	(309,922)		12,052			(297,870)
Equity in (loss) income from subsidiaries	(298,211)				298,211	-
Net income (loss)	$2,588	$(20,629)	$(335,114)	$25,070	$330,673	$2,588

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED OCTOBER 31, 2009

(In thousands)	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Homebuilding	$19	$3,438	$1,560,198	$2,044	$(4,959)	$1,560,740
Financial services			7,743	27,807		35,550
Intercompany charges		209,599	(251,402)	(3,597)	45,400	-
Total revenues	19	213,037	1,316,539	26,254	40,441	1,596,290
Expenses:
Homebuilding	26,309	632,640	1,954,821	1,231	(11,843)	2,603,158
Financial services	639		6,570	22,635	(549)	29,295
Total expenses	26,948	632,640	1,961,391	23,866	(12,392)	2,632,453
Gain on extinguishment of debt		409,929	256			410,185
(Loss) income from unconsolidated joint ventures			(9,782)	(36,259)		(46,041)
(Loss) income before income taxes	(26,929)	(9,674)	(654,378)	(33,871)	52,833	(672,019)
State and federal income taxes	44,693	(3,386)	50,932	(11,919)	(35,627)	44,693
Equity in (loss) income from subsidiaries	(645,090)				645,090
Net (loss) income	$(716,712)	$(6,288)	$(705,310)	$(21,952)	$733,550	$(716,712)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
TWELVE MONTHS ENDED OCTOBER 31, 2011

(In thousands)	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(286,087)	$(43,072)	$(282,260)	$5,081	$320,251	$(286,087)
Adjustments to reconcile net income to net cash (used in) provided by operating activities	93,926	(34,441)	357,401	(17,963)	(320,251)	78,672
Net cash (used in) provided by operating activities	(192,161)	(77,513)	75,141	(12,882)	-	(207,415)
Net cash used in investing activities	-	-	(223)	1,418	-	1,195
Net cash (used in) provided by financing activities	54,899	56,428	2,367	(23,914)	-	89,780
Intercompany investing and financing activities - net	137,252	(79,163)	(69,462)	11,373	-	-
Net (decrease) increase in cash	(10)	(100,248)	7,823	(24,005)	-	(116,440)
Cash and cash equivalents balance, beginning of period	10	212,370	(12,812)	167,612	-	367,180
Cash and cash equivalents balance, end of period	$-	$112,122	$(4,989)	$143,607	$-	$250,740

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
TWELVE MONTHS ENDED OCTOBER 31, 2010

(In thousands)	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$2,588	$(20,629)	$(335,114)	$25,070	$330,673	$2,588
Adjustments to reconcile net income to net cash (used in) provided by operating activities	(24,192)	47,439	151,814	185,511	(330,673)	29,899
Net cash (used in) provided by operating activities	(21,604)	26,810	(183,300)	210,581	-	32,487
Net cash (used in) investing activities			(1,146)	1,130		(16)
Net cash (used in) financing activities		(113,232)	3,463	17,786		(91,983)
Intercompany investing and financing activities - net	21,604	6,385	183,755	(211,744)		-
Net (decrease) increase in cash	-	(80,037)	2,772	17,753	-	(59,512)
Cash and cash equivalents balance, beginning of period	10	292,407	(15,584)	149,859		426,692
Cash and cash equivalents balance, end of period	$10	$212,370	$(12,812)	$167,612	$-	$367,180

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
TWELVE MONTHS ENDED OCTOBER 31, 2009

(In thousands)	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(716,712)	$(6,288)	$(705,310)	$(21,952)	$733,550	$(716,712)
Adjustments to reconcile net income to net cash (used in) provided by operating activities	(197,982)	(542,328)	2,158,974	1,870	(733,550)	686,984
Net cash (used in) provided by operating activities	(914,694)	(548,616)	1,453,664	(20,082)	-	(29,728)
Net cash (used in) provided by investing activities			(6,310)	(13,597)		(19,907)
Net cash used in financing activities		(340,427)	(2,368)	(28,934)		(371,729)
Intercompany investing and financing activities - net	914,687	334,955	(1,444,620)	194,978	-	-
Net (decrease) increase in cash	(7)	(554,088)	366	132,365	-	(421,364)
Cash and cash equivalents balance, beginning of period	17	846,495	(15,950)	17,494		848,056
Cash and cash equivalents balance, end of period	$10	$292,407	$(15,584)	$149,859	$-	$426,692

In connection with a proposed issuance of units (the "Proposed Units") by the Subsidiary Issuer, it is anticipated that certain of the Parent’s wholly owned subsidiaries (collectively "Units Guarantor Subsidiaries") will fully and unconditionally guarantee, on a joint and several basis, the components of  such Proposed Units. Each Units Guarantor Subsidiaries is 100% owned by the Parent. The following Condensed Consolidating Financial Statements presents the results of operations, financial position and cash flows of (i) the Parent, (ii) the Subsidiary Issuer, (iii) the Units Guarantor Subsidiaries, (iv) the Parent's subsidiaries that do not guarantee the components of the Proposed Units and (v) the elimination to arrive at the information for Hovnanian Enterprises, Inc. on a consolidated basis.

CONSOLIDATING CONDENSED BALANCE SHEET
OCTOBER 31, 2011

(In thousands)	Parent	Subsidiary Issuer	Units Guarantor Subsidiaries	Units Nonguarantor Subsidiaries	Eliminations		Consolidated
Assets:
Homebuilding	$12,756	$200,281	$1,091,511	$212,526	$		$1,517,074
Financial services			4,537	80,569			85,106
Investments in and amounts due to and from consolidated subsidiaries	(467,562)	2,140,349	(2,430,491)	(14,221)		771,925	-
Total assets	$(454,806)	$2,340,630	$(1,334,443)	$278,874		$771,925	$1,602,180
Liabilities and equity:
Homebuilding	$2,172	$(33)	$354,528	$11,939	$		$368,606
Financial services			4,231	60,015			64,246
Notes payable		1,623,957	144				1,624,101
Income taxes payable	39,716		2,113				41,829
Stockholders’ (deficit) equity	(496,694)	716,706	(1,695,459)	206,828		771,925	(496,694)
Non-controlling interest in consolidated joint ventures				92			92
Total liabilities and equity	$(454,806)	$2,340,630	$(1,334,443)	$278,874		$771,925	$1,602,180

CONSOLIDATING CONDENSED BALANCE SHEET
OCTOBER 31, 2010

(In thousands)	Parent	Subsidiary Issuer		Units Guarantor Subsidiaries	Units Nonguarantor Subsidiaries	Eliminations		Consolidated
Assets:
Homebuilding	$14,498		$334,551	$1,165,877	$200,839	$		$1,715,765
Financial services				4,435	97,360			101,795
Investments in and amounts due to and from consolidated subsidiaries	(330,310)		2,061,186	(2,202,568)	2,009		469,683	-
Total assets	$(315,812)		$2,395,737	$(1,032,256)	$300,208		$469,683	$1,817,560
Liabilities and equity:
Homebuilding	$1,458	$		$401,567	$4,463	$		$407,488
Financial services				4,271	85,514			89,785
Notes payable			1,640,144	171				1,640,315
Income taxes payable	21,298			(3,388)				17,910
Stockholders’ (deficit) equity	(338,568)		755,593	(1,434,877)	209,601		469,683	(338,568)
Non-controlling interest in consolidated joint ventures					630			630
Total liabilities and equity	$(315,812)		$2,395,737	$(1,032,256)	$300,208		$469,683	$1,817,560

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED OCTOBER 31, 2011

(In thousands)	Parent	Subsidiary Issuer	Units Guarantor Subsidiaries	Units Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Homebuilding	$21	$(245)	$1,103,249	$7,360	$(4,959)	$1,105,426
Financial services			5,523	23,958		29,481
Intercompany charges		114,592	(151,987)	(710)	38,105	-
Total revenues	21	114,347	956,785	30,608	33,146	1,134,907
Expenses:
Homebuilding	5,704	164,947	1,218,505	1,454	13,084	1,403,694
Financial services	307		4,809	16,263	(8)	21,371
Total expenses	6,011	164,947	1,223,314	17,717	13,076	1,425,065
Gain on extinguishment of debt		7,528				7,528
(Loss) income from unconsolidated joint ventures			(712)	(8,246)		(8,958)
(Loss) income before income taxes	(5,990)	(43,072)	(267,241)	4,645	20,070	(291,588)
State and federal income taxes	(20,084)		14,583			(5,501)
Equity in (loss) income from subsidiaries	(300,181)				300,181	-
Net (loss) income	$(286,087)	$(43,072)	$(281,824)	$4,645	$320,251	$(286,087)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED OCTOBER 31, 2010

(In thousands)	Parent	Subsidiary Issuer	Units Guarantor Subsidiaries	Units Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Homebuilding	$20	$(350)	$1,340,887	$4,272	$(4,960)	$1,339,869
Financial services			6,353	25,620		31,973
Intercompany charges		128,383	(190,616)	(228)	62,461	-
Total revenues	20	128,033	1,156,624	29,664	57,501	1,371,842
Expenses:
Homebuilding	8,638	173,709	1,473,481	(11,332)	25,557	1,670,053
Financial services	505		5,182	17,905	(518)	23,074
Total expenses	9,143	173,709	1,478,663	6,573	25,039	1,693,127
Gain on extinguishment of debt		25,047				25,047
(Loss) income from unconsolidated joint ventures			(1,023)	1,979		956
(Loss) income before income taxes	(9,123)	(20,629)	(323,062)	25,070	32,462	(295,282)
State and federal income taxes	(309,922)		12,052			(297,870)
Equity in (loss) income from subsidiaries	(298,211)				298,211	-
Net income (loss)	$2,588	$(20,629)	$(335,114)	$25,070	$330,673	$2,588

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED OCTOBER 31, 2009

(In thousands)	Parent	Subsidiary Issuer	Units Guarantor Subsidiaries	Units Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Homebuilding	$19	$3,438	$1,560,198	$2,044	$(4,959)	$1,560,740
Financial services			7,743	27,807		35,550
Intercompany charges		209,599	(251,402)	(3,597)	45,400	-
Total revenues	19	213,037	1,316,539	26,254	40,441	1,596,290
Expenses:
Homebuilding	26,309	632,640	1,954,821	1,231	(11,843)	2,603,158
Financial services	639		6,570	22,635	(549)	29,295
Total expenses	26,948	632,640	1,961,391	23,866	(12,392)	2,632,453
Gain on extinguishment of debt		409,929	256			410,185
(Loss) income from unconsolidated joint ventures			(9,782)	(36,259)		(46,041)
(Loss) income before income taxes	(26,929)	(9,674)	(654,378)	(33,871)	52,833	(672,019)
State and federal income taxes	44,693	(3,386)	50,932	(11,919)	(35,627)	44,693
Equity in (loss) income from subsidiaries	(645,090)				645,090
Net (loss) income	$(716,712)	$(6,288)	$(705,310)	$(21,952)	$733,550	$(716,712)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
TWELVE MONTHS ENDED OCTOBER 31, 2011

(In thousands)	Parent	Subsidiary Issuer	Units Guarantor Subsidiaries	Units Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(286,087)	$(43,072)	$(281,824)	$4,645	$320,251	$(286,087)
Adjustments to reconcile net income to net cash (used in) provided by operating activities	93,926	(34,441)	361,822	(22,384)	(320,251)	78,672
Net cash (used in) provided by operating activities	(192,161)	(77,513)	79,998	(17,739)	-	(207,415)
Net cash used in investing activities	-	-	(223)	1,418	-	1,195
Net cash (used in) provided by financing activities	54,899	56,428	2,367	(23,914)	-	89,780
Intercompany investing and financing activities - net	137,252	(79,163)	(74,319)	16,230	-	-
Net (decrease) increase in cash	(10)	(100,248)	7,823	(24,005)	-	(116,440)
Cash and cash equivalents balance, beginning of period	10	212,370	(12,812)	167,612	-	367,180
Cash and cash equivalents balance, end of period	$-	$112,122	$(4,989)	$143,607	$-	$250,740

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
TWELVE MONTHS ENDED OCTOBER 31, 2010

(In thousands)	Parent	Subsidiary Issuer	Units Guarantor Subsidiaries	Units Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$2,588	$(20,629)	$(335,114)	$25,070	$330,673	$2,588
Adjustments to reconcile net income to net cash (used in) provided by operating activities	(24,192)	47,439	151,814	185,511	(330,673)	29,899
Net cash (used in) provided by operating activities	(21,604)	26,810	(183,300)	210,581	-	32,487
Net cash (used in) investing activities			(1,146)	1,130		(16)
Net cash (used in) financing activities		(113,232)	3,463	17,786		(91,983)
Intercompany investing and financing activities - net	21,604	6,385	183,755	(211,744)		-
Net (decrease) increase in cash	-	(80,037)	2,772	17,753	-	(59,512)
Cash and cash equivalents balance, beginning of period	10	292,407	(15,584)	149,859		426,692
Cash and cash equivalents balance, end of period	$10	$212,370	$(12,812)	$167,612	$-	$367,180

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
TWELVE MONTHS ENDED OCTOBER 31, 2009

(In thousands)	Parent	Subsidiary Issuer	Units Guarantor Subsidiaries	Units Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(716,712)	$(6,288)	$(705,310)	$(21,952)	$733,550	$(716,712)
Adjustments to reconcile net income to net cash (used in) provided by operating activities	(197,982)	(542,328)	2,158,974	1,870	(733,550)	686,984
Net cash (used in) provided by operating activities	(914,694)	(548,616)	1,453,664	(20,082)	-	(29,728)
Net cash (used in) provided by investing activities			(6,310)	(13,597)		(19,907)
Net cash used in financing activities		(340,427)	(2,368)	(28,934)		(371,729)
Intercompany investing and financing activities - net	914,687	334,955	(1,444,620)	194,978	-	-
Net (decrease) increase in cash	(7)	(554,088)	366	132,365	-	(421,364)
Cash and cash equivalents balance, beginning of period	17	846,495	(15,950)	17,494		848,056
Cash and cash equivalents balance, end of period	$10	$292,407	$(15,584)	$149,859	$-	$426,692

23. Unaudited Summarized Consolidated Quarterly Information

Summarized quarterly financial information for the years ended October 31, 2011 and 2010 is as follows:

	Three Months Ended
(In Thousands Except Per Share Data)	October 31, 2011	July 31, 2011	April 30, 2011	January 31, 2011
Revenues	$341,625	$285,618	$255,097	$252,567
Expenses	387,604	326,121	306,978	302,613
Inventory impairment loss and land option write-offs	59,873	11,426	16,925	13,525
Gain on extinguishment of debt	10,563	(1,391)	(1,644)	-
Loss from unconsolidated joint ventures	(2,479)	(2,255)	(3,232)	(992)
Loss before income taxes	(97,768)	(55,575)	(73,682)	(64,563)
State and federal income tax (benefit) provision	580	(4,645)	(1,015)	(421)
Net loss	$(98,348)	$(50,930)	$(72,667)	$(64,142)
Per share data:
Basic:
Loss per common share	$(0.90)	$(0.47)	$(0.69)	$(0.82)
Weighted-average number of common shares outstanding	108,740	108,721	105,894	78,598
Assuming dilution: Loss per common share	$(0.90)	$(0.47)	$(0.69)	$(0.82)
Weighted-average number of common shares outstanding	108,740	108,721	105,894	78,598

	Three Months Ended
(In Thousands Except Per Share Data)	October 31, 2010	July 31, 2010	April 30, 2010	January 31, 2010
Revenues	$353,012	$380,600	$318,585	$319,645
Expenses	406,725	415,868	362,987	371,848
Inventory impairment loss and land option write-offs	80,588	48,959	1,186	4,966
(Loss) gain on extinguishment of debt		5,256	17,217	2,574
Loss from unconsolidated joint ventures	1,809	(871)	391	(373)
Loss before income taxes	(132,492)	(79,842)	(27,980)	(54,968)
State and federal income tax provision	(379)	(6,988)	654	(291,157)
Net (loss) income	$(132,113)	$(72,854)	$(28,634)	$236,189
Per share data:
Basic and assuming dilution:
(loss) income per common share	$(1.68)	$(0.92)	$(0.36)	$3.01
Weighted average number of common shares outstanding	78,779	78,763	78,668	78,553

24.  Subsequent Events

On November 1, 2011, K. Hovnanian issued $141.8 million aggregate principal amount of 5.0% Senior Secured Notes due 2021 and $53.2 million aggregate principal amount of 2.0% Senior Secured Notes due 2021 in exchange for $195.0 million of K. Hovnanian's unsecured senior notes as follows: $16.7 million in aggregate principal amount of 6 1/2% Senior Notes due 2014, $26.2 million in aggregate principal amount of 6 3/8% Senior Notes due 2014, $67.6 million in aggregate principal amount of 11 7/8% Senior Notes due 2015, $31.3 million in aggregate principal amount of 6 1/4% Senior Notes due 2015, $13.3 million in aggregate principal amount of 6 1/4% Senior Notes due 2016, $20.7 million in aggregate principal amount of 7 1/2% Senior Notes due 2016 and $19.2 million in aggregate principal amount of 8 5/8% Senior Notes due 2017. Holders of the senior notes due 2014 and 2015 that were exchanged in the exchange offer also received an aggregate of approximately $14.2 million in cash payments and all holders of senior notes that were exchanged in the exchange received accrued and unpaid interest (in the aggregate amount of approximately $3.3 million).  The 5.0% Senior Secured Notes and the 2.0% Senior Secured Notes were issued as separate series under an indenture, but have substantially the same terms other than with respect to interest rate and related redemption provisions, and will vote together as a single class.  These secured notes are guaranteed by each of Hovnanian’s subsidiaries, except for its home mortgage subsidiaries, certain of its joint ventures, joint venture holding companies (other than members of the “Secured Group” (as defined below)), and certain of its title insurance subsidiaries. The guarantees of K. Hovnanian JV Holdings, L.L.C. and its subsidiaries other than certain joint ventures and joint venture holding companies (collectively, the “Secured Group”), are secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the assets of the members of the Secured Group. As of October 31, 2011, the collateral securing the guarantees primarily includes $135.9 million of cash and cash equivalents and equity interest in guarantors that are members of the Secured Group. Subsequent to such date, cash uses include general business operations and real estate and other investments. Members of the Secured Group also own equity in joint ventures, either directly or indirectly through ownership of joint venture holding companies, with a book value of $47.8 million as of October 31, 2011; this equity is not pledged to secure, and is not collateral for, these senior secured notes. Members of the Secured Group are “unrestricted subsidiaries” under K. Hovnanian's other senior and senior secured notes and Amortizing Notes, and thus have not guaranteed such indebtedness.  These senior secured notes are redeemable in whole or in part at our option at any time, at 100.0% of the principal amount plus the greater of 1% of the principal amount and an applicable “Make-Whole Amount.”  In addition, we may redeem up to 35% of the aggregate principal amount of the notes before November 1, 2014 with the net cash proceeds from certain equity offerings at 105.0% (in the case of the 5.0% Secured Notes) and 102.0% (in the case of the 2.0% Secured Notes) of principal. The accounting for the exchange is being treated as a Troubled Debt Restructuring. Under this accounting, the Company would not recognize any gain or loss on extinguishment of debt.

The Indenture under which the 5.0% Senior Secured Notes and the 2.0% Senior Secured Notes were issued contains restrictive covenants that limit among other things, the ability of Hovnanian and certain of its subsidiaries, including K. Hovnanian, to incur additional indebtedness, pay dividends and make distributions on common and preferred stock, repurchase common and preferred stock, make other restricted payments, make investments, sell certain assets, incur liens, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. The indenture also contains customary events of default which would permit the holders of the 5.00% secured notes and 2.00% Secured Notes to declare those notes to be immediately due and payable if not cured within applicable grace periods, including the failure to make timely payments on the notes or other material indebtedness, the failure to satisfy covenants, the failure of the documents granting security for the notes to be in full force and effect, the failure of the liens on any material portion of the collateral securing the notes to be valid and perfected and specified events of bankruptcy and insolvency.

In addition, on November 1, 2011, K. Hovnanian entered into a Second Supplemental Indenture (the “11 7/8% Notes Supplemental Indenture”), among K. Hovnanian, Hovnanian, as guarantor, the other guarantors party thereto and Wilmington Trust Company, as trustee, amending and supplementing that certain Indenture dated February 14, 2011 (the “Base Indenture”) by and among K. Hovnanian, Hovnanian, as guarantor, and Wilmington Trust Company, as trustee, as amended by the First Supplemental Indenture dated as of February 14, 2011 (the “First Supplemental Indenture”), by and among K. Hovnanian, Hovnanian, as guarantor, the other guarantors party thereto and Wilmington Trust Company, as trustee (the Base Indenture as amended by the First Supplemental Indenture, the “Existing Indenture”). The 11 7/8% Notes Supplemental Indenture was executed and delivered following the receipt by K. Hovnanian of consents from a majority of the holders of K. Hovnanian’s 11 7/8/% Senior Notes due 2015. The 11 7/8% Notes Supplemental Indenture provides for the elimination of substantially all of the restrictive covenants and certain of the default provisions contained in the Existing Indenture and the 11 7/8% Senior Notes due 2015.

Separate from the above, in the first quarter of fiscal 2012, we repurchased approximately $44 million principal amount of our unsecured senior notes for an aggregate purchase price of approximately $19 million in cash, excluding cash paid for interest, resulting in an approximate gain on extinguishment of debt of $25 million.